Exhibit 2.1

Execution Version

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

among

GLDD ACQUISITIONS CORP.,

GLDD MERGER SUB, INC.

and

GREAT LAKES DREDGE & DOCK CORPORATION

dated as of December 22, 2003

TABLE OF CONTENTS

ARTICLE I THE MERGER

1.1.	The Merger.
1.2.	Closing.
1.3.	Effective Time.
1.4.	Effects of the Merger.
1.5.	Certificate of Incorporation.
1.6.	Bylaws.
1.7.	Officers and Directors of Surviving Corporation.
1.8.	Effect on Capital Stock.
1.9.	Further Assurances.

ARTICLE II EXCHANGE AND PAYMENT

2.1.	Conversion of Rollover Shares
2.2.	Exchange Agent; Payment Funds.
2.3.	Exchange Procedures.
2.4.	No Further Ownership Rights in Company Stock.
2.5.	Termination of Exchange Fund.
2.6.	No Liability.
2.7.	Lost Certificates.
2.8.	Stock Transfer Books.
2.9.	Debt and Working Capital Estimate.
2.10.	Closing Statement; Adjustment to Net Purchase Price.
2.11.	Payments to Stockholder Representative

ARTICLE III REPRESENTATIONS AND WARRANTIES

3.1.	Representations and Warranties of the Company.
3.2.	Representations and Warranties of Parent and Merger Sub.

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1.	Covenants of the Company.
4.2.	Control of Other Party’s Business.
4.3.	Offering Materials.

ARTICLE V ADDITIONAL AGREEMENTS

5.1.	Access; Information and Records; Confidentiality.
5.2.	HSR Act; Reasonable Best Efforts.
5.3.	Employee Benefits Matters.
5.4.	Tax Matters.
5.5.	Fees and Expenses.
5.6.	Directors’ and Officers’ Indemnification and Insurance.
5.7.	[Intentionally Omitted]
5.8.	Public Announcements.
5.9.	Breaches of Representations and Warranties.

ARTICLE VI CONDITIONS PRECEDENT

6.1.	Conditions to Each Party’s Obligation to Effect the Merger.
6.2.	Additional Conditions to Obligations of Parent and Merger Sub.
6.3.	Additional Conditions to Obligations of the Company.

ARTICLE VII TERMINATION AND AMENDMENT

7.1.	Termination.
7.2.	Effect of Termination.
7.3.	Extension; Waiver.

ARTICLE VIII INDEMNIFICATION

8.1.	Survival of Representations, Warranties and Agreements.
8.2.	Indemnification.
8.3.	Escrow Arrangements.
8.4.	Other Limitations.
8.5.	Stockholder Representative; Approval of Holders of Company Common Stock.
8.6.	Waiver.
8.7.	Confidentiality.
8.8	Section 2.1 Transactions

ARTICLE IX GENERAL PROVISIONS

9.1.	Notices.
9.2.	Interpretation.
9.3.	Counterparts.
9.4.	Entire Agreement.
9.5.	No Third-Party Beneficiaries.
9.6.	Assignment.
9.7.	Amendment and Modification; No Waiver.
9.8.	Enforcement; Jurisdiction.
9.9.	Waiver of Jury Trial.
9.10.	Company Disclosure Schedule.
9.11.	No Recourse.
9.12.	Governing Law.
9.13.	Severability.
9.14.	Mutual Drafting.
9.15.	Certain Understandings.
9.16.	Definitions.

EXHIBITS

Exhibit A	Certificate of Merger
Exhibit B	Letter of Transmittal

2

Exhibit C	Commitment Letters
Exhibit D	Management Term Sheet
Exhibit E	Form of Company Opinion of Counsel
Exhibit F	Form of Parent Opinion of Counsel
Exhibit G	Amendment

3

DEFINED TERMS

Acquisition Proposal
Adjustment Interest
Advisory Agreement
Affiliate
Aggregate Redemption Price
Agreement
Amboy Aggregates
Amendment
Arbiter
Asserted Liability
Assumed Agreements
Balance Sheet
Basket
Benefit Plans
Berardi Employment Agreement
Board of Directors
Bonding Agreement
Bonus Compensation Plan
Books and Records
Business Day
Buyer Indemnified Persons
Buyer Indemnifying Persons
Bylaws
Capital Expenditure Budget
Capitalization Side Letter
CERCLA
Certificate
Certificate of Incorporation
Certificate of Merger
Claims Notice
Class A Closing Merger Consideration
Class A Non-Rolling Per Share Closing Merger Consideration
Class B Per Share Closing Merger Consideration
Closing
Closing Common Merger Consideration
Closing Date
Closing Date Balance Sheet
Closing Date Debt
Closing Date Working Capital

4

Closing Merger Consideration
Closing Statement
Code
Commitment Letters
Common Stock Merger Consideration
Company
Company Board Approval
Company Class A Common Stock
Company Class B Common Stock
Company Common Stock
Company Disclosure Schedule
Company Employees
Company Expenses
Company Material Contracts
Company Notes
Company Preferred Stock
Company SEC Reports
Company Stock
Company Stockholders Agreement
Confidential Information
Confidentiality Agreement
Confidentiality Rights Agreements
Covered Persons
Credit Agreement
D&O Indemnified Persons
Damages
Debt
DGCL
dollars\ or \$
Effective Time
Environmental Laws
Equipment Facility
ERISA
Escrow Agent
Escrow Fund
Escrow Period
Estimated Debt
Estimated Merger Expenses
Estimated Working Capital
Exchange Agent
Exchange Fund
Excluded Expenses
Expenses
External Investigation

5

Final Adjustment Amount
Final Closing Statement
Final Debt
Final Working Capital
Financing
First Advance Amount
GAAP
GAAP Consistently Applied
Government Bid
Government Contract
Governmental Authority
Group
Holdback Adjustment Amount
Holdback Consideration
HSR Act
Hydro Dump Barge
Indemnification Period
Indemnified Persons
Indemnifying Persons
Indenture
Intellectual Property
Internal Investigation
Knowledge of Parent
Knowledge of the Company
Lease
Leased Real Property
Letter of Transmittal
Liabilities
Licenses and Permits
Liens
Listing
Material Adverse Effect
Materials of Environmental Concern
Maximum Amount
McAllister Purchase Agreement
Merger
Merger Consideration
Merger Sub
NASDI Stockholders Agreement
Notice of Disagreement
Offering Materials
Offerings
Operating Leases
Owned Real Property

6

Parent
Parent Officer’s Certificate
Per Share Holdback Consideration
Per Share Merger Consideration
Permitted Investments
Permitted Liens
Person
Preferred Allocation Certificate
Preferred Per Share Merger Consideration
Preferred Stock Merger Consideration
Prior Period Returns
Proceeding
Purchase Price Adjustment Statement
Purchase Price Adjustment Notice
Real Property Encumbrances
Reference Amount
Release
Remaining Holdback Consideration
Required Company Vote
SEC
Second Advance Amount
Seller Indemnified Persons
Seller Indemnifying Person
Senior Managers
Stockholder Representative
Straddle Period
Straddle Period Return
Subsidiary
Surviving Corporation
Tax Benefit
Tax Return
Taxes
Termination Date
the other party
Threshold
Transaction Tax Benefits
Transfer Tax Liabilities
Tug Sale Proceeds
Tug Sale Proceeds Shortfall Amount
Violation
Working Capital
Written Consent

7

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of December 22, 2003 (this “Agreement”), among GLDD Acquisitions Corp., a Delaware corporation (“Parent”), GLDD Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Company”) and, solely in its capacity as Stockholder Representative hereunder and for purposes of Sections 2.9, 2.10, 2.11, Article VIII and Article IX hereof, Vectura Holding Company LLC.

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company and its stockholders, and consistent with and in furtherance of its business strategies and goals, for Parent to acquire all of the outstanding shares of the Company through the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of Parent and Merger Sub have each approved and declared advisable the transactions contemplated by this Agreement;

WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each adopted this Agreement providing for the Merger and the Board of Directors of the Company has resolved to recommend that the holders of the Company Class A Common Stock vote to adopt this Agreement providing for the Merger upon the terms and subject to the conditions contained herein

WHEREAS, (i) holders of all of the outstanding Company Class A Common Stock have executed and delivered to the Company on or prior to November 12, 2003 a valid written consent approving the Merger (the “Written Consent”), (ii) the holders of a majority of voting capital stock of Parent have executed and delivered to Parent on or prior to November 12, 2003 a valid written consent approving the Merger and (iii) Parent, as the holder of all of the outstanding shares of common stock of Merger Sub, has executed and delivered to Buyer on or prior to November 12, 2003 a valid written consent approving the Merger;

WHEREAS, immediately prior to consummation of the Merger and as an integral part of the transactions contemplated hereby, certain holders of Company Stock that are employees of the Company and listed on the Schedule I attached hereto (such schedule, the “Schedule of Rollover Participants” and each such participant a “Rollover Participant” and collectively such participants, the “Rollover Participants”) shall contribute to Parent the number of shares of Company Class A Common Stock (as hereinafter defined) set forth opposite such

Person’s name on the Schedule of Rollover Participants attached hereto under the caption “Rollover Shares” (the “Rollover Shares”) and in exchange therefor, each Rollover Participant shall receive from Parent immediately prior to consummation of the Merger the number of shares of Parent Common Stock and/or Parent Preferred Stock (each as hereinafter defined) set forth opposite such Rollover Participant’s name on the Schedule of Rollover Participants under the caption “Parent Shares”, on the terms and subject to the conditions set forth herein, which contribution and exchange will occur in connection with the formation of Parent and is intended to qualify as a Code Section 351 transaction;

WHEREAS, pursuant to the Merger, each outstanding share of (i) Class A Common Stock, par value $.01 per share, of the Company (the “Company Class A Common Stock”) and (ii) Class B Common Stock, par value $.01 per share, of the Company (the “Company Class B Common Stock” and, collectively with the Company Class A Common Stock, the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than (x) Rollover Common Shares (as hereinafter defined) and (y) other shares owned or held directly or indirectly by the Parent, Merger Sub or their respective Subsidiaries or the Company or its Subsidiaries, will be converted into the right to receive (1) in the case of the holders of Company Class A Common Stock, the Class A Non-Rolling Per Share Closing Merger Consideration (as defined herein) and the Class A Per Share Holdback Consideration (as defined herein), and (2) in the case of all holders of Company Class B Common Stock, the Class B Per Share Closing Merger Consideration (as defined herein) and the Class B Per Share Holdback Consideration (as defined herein);

WHEREAS, pursuant to the Merger, each outstanding share of 12% Series A Cumulative Compounding Preferred Stock, par value $.01 per share, of the Company (the “Company Preferred Stock” and, collectively with the Company Common Stock, the “Company Stock”), issued and outstanding immediately prior to the Effective Time, other than shares of Company Preferred Stock owned or held directly or indirectly by Parent, Merger Sub or their respective Subsidiaries or the Company or its Subsidiaries, will be converted into the right to receive an amount in cash equal to the Preferred Per Share Merger Consideration;

WHEREAS, the Holdback Consideration shall be placed in escrow for purposes of (i) satisfying damages, losses, expenses and other similar charges which result from breaches of the representations and warranties and covenants of the Company and (ii) the adjustment to the Common Stock Merger Consideration;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby; and

WHEREAS, this Agreement amends and restates in its entirety that certain Agreement and Plan of Merger, dated as of November 12, 2003, by and among the parties hereto (the “Prior Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1.                              The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time.  Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

1.2.                              Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article VI (excluding conditions that, by their terms, cannot be satisfied until the Closing Date), the closing of the Merger (the “Closing”) will take place at 10:00 a.m. (Chicago time) on December 22, 2003 (the “Closing Date”), unless another time or date is agreed to in writing by the parties hereto.  The Closing shall be held at the offices of Kirkland & Ellis LLP, 200 E. Randolph Dr., Chicago, IL 60601, unless another place is agreed to in writing by the parties hereto.

1.3.                              Effective Time.  As part of the Closing, the parties hereto shall (A) file a certificate of merger (the “Certificate of Merger”) in form and substance as set forth on Exhibit A attached hereto, and (B) make all other filings or recordings required under the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Parent and the Company shall agree and be specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

1.4.                              Effects of the Merger.  At and after the Effective Time, the Merger will have the effects set forth in Section 259(a) of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5.                              Certificate of Incorporation.  The Certificate of Incorporation of Merger Sub as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein and under applicable law.

1.6.                              Bylaws.  The bylaws of Merger Sub as in effect at the Effective Time (the “Bylaws”) shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein and under applicable law.

1.7.                              Officers and Directors of Surviving Corporation.  The officers of the Company as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified.  The directors of Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

1.8.                              Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)                                  Conversion of Company Common Stock.  Except as otherwise provided herein, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Rollover Common Shares and other shares of Company Common Stock canceled pursuant to Section 1.8(d)) shall be converted into the right to receive, upon surrender of a Certificate formerly representing such share in the manner provided in Section 2.3, (i) in the case of each share of Company Class A Common Stock, the Class A Non-Rolling Per Share Closing Merger Consideration and the Class A Per Share Holdback Consideration, and (ii) in the case of each share of Company Class B Common Stock, the Class B Per Share Closing Merger Consideration and the Class B Per Share Holdback Consideration.

(b)                                 Conversion of Company Preferred Stock.  Except as otherwise provided herein, each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Preferred Stock cancelled pursuant to Section 1.8(d)) shall be converted into the right to receive, upon surrender of a Certificate formerly representing such share in the manner provided in Section 2.3, the Preferred Per Share Merger Consideration.  The Company shall provide the Parent, Merger Sub and the Exchange Agent with a certificate (the “Preferred Allocation Certificate”) at least two (2) business days prior to Closing setting forth for each holder of Company Preferred Stock, the aggregate portion of the Preferred Stock Merger Consideration to which such holder is entitled for all shares of Company Preferred Stock held by such holder and the Preferred Per Share Merger Consideration with respect to each share held by such holder of Company Preferred Stock, and the Parent, Merger Sub and the Exchange Agent shall have no liability to any holder of Company Stock for relying on or paying the Preferred Stock Merger Consideration in accordance with such Preferred Allocation Certificate.

(c)                                  Cancellation of Company Stock.  As of the Effective Time, all shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than the Rollover Shares and other shares to be canceled as provided in Section 1.8(d) (collectively, the “Excluded Shares”)) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Stock (a “Certificate”) (which, for the avoidance of doubt, expressly excludes the Excluded Shares) shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificate in accordance with Article II, the Class A Non-Rolling Per Share Closing Merger Consideration, the Class B Per Share Closing Merger Consideration or the Preferred Per Share Merger Consideration, as applicable, and, in the case of each share of Company Class A Common Stock, the Class A Per Share Holdback Consideration and, in the case of each share of Company Class B Common Stock, the Class B Per Share Holdback Consideration.

(d)                                 Cancellation of Treasury Stock and Parent-Owned Stock.  Each share of Company Stock held in the treasury of the Company and each share of Company Stock owned or held, directly or indirectly, by the Company or its Subsidiaries or Parent, Merger Sub or their respective Subsidiaries, in each case immediately prior to the Effective Time, shall be canceled and retired without any conversion thereof and no payment of cash or any other distribution shall be made with respect thereto.  For the avoidance of doubt, Rollover Shares shall be included in the shares of Company Stock cancelled pursuant to this Section 1.8(d).

(e)                                  Capital Stock of Merger Sub.  Each share of capital stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into and exchanged for one fully paid and non-assessable share of the same class and series of capital stock, par value $.01 per share, of the Surviving Corporation.

1.9.                              Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II
CONVERSION, EXCHANGE AND PAYMENT

2.1.                              Conversion of Rollover Shares.  On the Closing Date, as an integral part of the transactions contemplated hereby, each Rollover Participant is entering into that certain Management Equity Agreement, dated as of the date hereof, by and among Parent and such Rollover Participants (as amended from time to time, the “Management Equity Agreement”).  As a result of the transactions contemplated by the Management Equity Agreement, each Rollover Participant will deliver to the Parent the number of shares of Company Class A Common Stock set forth opposite such Rollover Participant’s name on the Schedule of Rollover Participants (the “Rollover Common Shares”) in exchange for (a) the number of shares of Series B Preferred Stock, par value $0.01 per share (the “Parent Series B Preferred”) set forth opposite such Rollover Participant’s name on the Schedule of Rollover Participants attached hereto, and/or (b) the number of shares of Parent’s Common Stock, par value $0.01 per share (the “Parent Common Stock” and together with the Parent Series B Preferred, the “Parent Shares”) set forth opposite such Rollover Participant’s name on the Schedule of Rollover Participants attached hereto.  The transaction referred to in the immediately foregoing sentence is referred to herein as the “Management Rollover Transaction”.   Each Person executing a counterpart hereto (including the holders of Company Common Stock) acknowledges and agrees that the value per share assigned to the Rollover Common Shares for purposes of the Management Rollover Transaction was equal to the Class A Non-Rolling Per Share Closing Merger Consideration.  Each of the Company and each holder of Company Common Stock consents to the transactions contemplated by this Section 2.1 for all purposes of the Company Stockholders Agreement and otherwise and hereby waives any restrictions on transfer, rights-of-first refusal, participation rights and other rights in connection with the transactions contemplated by this Section 2.1, whether arising under the Company Stockholders Agreement, the Company’s Certificate of Incorporation or otherwise.

2.2.                              Exchange Agent; Payment Funds.  (i)  Prior to the Effective Time, Parent shall appoint a bank or trust company as may be approved by the Company (which approval shall not be unreasonably withheld) as exchange and paying agent (the “Exchange Agent”) for the exchange and payment of the Merger Consideration (other than payment of Closing Merger Consideration to the Stockholder Representative and its designees, which payment shall be exclusively governed by Section 2.11 hereof).

(ii)                                  At the Effective Time, Parent shall deposit and/or shall cause the proceeds of any financing to, or any cash of, the Surviving Corporation and its Subsidiaries to be deposited (A) with the Exchange Agent in trust for the benefit of holders of shares of Company Stock, an aggregate amount equal to the Closing Merger Consideration less the Stockholder Representative Closing Merger Consideration (as defined below) and (B) with the Escrow Agent an aggregate amount equal to the Holdback Consideration.  Any cash deposited with the Exchange Agent in trust for the benefit of holders of shares of Company Stock shall hereinafter be referred to as the “Exchange Fund.”  The Parent shall also deliver to the Exchange Agent as soon as possible after the Effective Time a list (the “Schedule of Stockholder Closing Merger Consideration”) of holders of Company Stock as of immediately prior to the Effective Time approved by the Company (after giving effect to the Management Rollover Transaction) and the amount to be paid in cash to such holder in respect of the Company Stock so delivered; provided that such Schedule of Stockholder Closing Merger Consideration shall not contain reference to the portion of the Closing Merger Consideration paid to the Stockholder Representative in its capacity as a holder of Company Stock (with it being understood that no payments from the Exchange Fund shall be made to the Stockholder Representative or any of its designees by the Exchange Agent except to the extent that such designee owns shares directly in the Company as of immediately prior to the Closing) and the Exchange Agent shall be entitled to rely on such list exclusively in distributing the Closing Merger Consideration in the Exchange Fund.

2.3.                              Exchange Procedures.  Prior to the Effective Time, the Company shall deliver to each record holder of a Certificate (A) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be substantially in the form attached as

Exhibit B hereto (the “Letter of Transmittal”) and have such other provisions as Parent and the Company may reasonably agree and (B) instructions for effecting the surrender of such Certificates in exchange for the Class A Non-Rolling Per Share Closing Merger Consideration, the Class B Per Share Closing Merger Consideration or the Preferred Per Share Merger Consideration, as applicable, and, in the case of Company Class A Common Stock, the Class A Per Share Holdback Consideration and, in the case of Company Class B Common Stock, the Class B Per Share Holdback Consideration.  Upon surrender of a Certificate to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive promptly the Class A Non-Rolling Per Share Closing Merger Consideration, the Class B Per Share Closing Merger Consideration or the Preferred Per Share Merger Consideration, as applicable, and (in the case of holders of Company Common Stock) the right to receive, in accordance with the terms of this Agreement, the Class A Per Share Holdback Consideration or the Class B Per Share Holdback Consideration, as applicable, for each share of Company Common Stock or Company Preferred Stock, as applicable, formerly represented by such Certificate and such Certificate shall then be canceled; provided that upon receipt of the Letter of Transmittal and the Certificate, the Exchange Agent shall exclusively rely on the Schedule of Stockholder Closing Merger Consideration in determining what aggregate portion of the Closing Merger Consideration each such holder of shares of Company Common Stock is entitled.  Notwithstanding anything in this Agreement to the contrary, the Company or the Exchange Agent, as the case may be, shall be permitted to withhold any portion of the Per Share Merger Consideration to which any Person is otherwise entitled if such withholding is required by applicable law.  Parent will give the Company notice three (3) days prior to the Closing if it believes, based on the information available to it at such time as a result of receipt of executed Letters of Transmittal prior to such date, that any withholding is required pursuant to the immediately foregoing sentence.  Any Person entitled to a portion of the Closing Merger Consideration who has provided wire instructions to the Parent prior to the Effective Time (other than the Stockholder Representative, whose consideration shall be paid in accordance with Section 2.11) shall be entitled to payments of the Class A Non-Rolling Per Share Closing Merger Consideration, the Class B Per Share Closing Merger Consideration or the Preferred Per Share Merger Consideration, as applicable, for each share of Company Common Stock or Company Preferred Stock represented by the Certificates delivered by wire transfer on or promptly following the Closing Date in accordance with the instructions specified in such Person’s Letter of Transmittal; provided that upon receipt of the Letter of Transmittal and the Certificate, the Exchange Agent shall exclusively rely on the Schedule of Stockholder Closing Merger Consideration in determining what aggregate portion of the Closing Merger Consideration each such holder of shares of Company Common Stock is entitled.  No interest will be paid or will accrue for the benefit of holders of the Certificates on the Class A Non-Rolling Per Share Closing Merger Consideration, the Class B Per Share Closing Merger Consideration or Preferred Per Share Merger Consideration, as applicable, payable upon the surrender of the Certificates.  In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the Company, payment of the Per Share Merger Consideration may be made with respect to such Company Common Stock to such a transferee if the Certificate formerly representing such shares of Company Common Stock or Company Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or is not applicable.

2.4.                              No Further Ownership Rights in Company Stock.  Upon payment of the Closing Merger Consideration to the holders of Company Stock and of the Holdback Consideration to the Escrow Agent, each in accordance with the terms of this Agreement, the Parent shall be deemed to have satisfied all obligations to make payments in respect of the Closing Merger Consideration and the Holdback Consideration and to acquire all rights pertaining to the shares of Company Stock; provided that nothing herein shall limit the obligations of Parent to deliver Parent Shares to the Rollover Participants pursuant to the Management Rollover Transaction in accordance with the Management Equity Agreement.  If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Per Share Merger Consideration in respect to such Certificate would otherwise escheat to or become the property or any Governmental Authority), any such cash shall, to the extent permitted by applicable law, become property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.  If, after the Effective Time, subject to the terms and conditions of this Agreement, Certificates formerly representing shares of Company Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for the applicable Per Share Merger Consideration in accordance with this Article II.

2.5.                              Termination of Exchange Fund.  Any portion of the Exchange Fund constituting the Merger Consideration that remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent for the applicable Per Share Merger Consideration with respect to the shares of Company Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.3.

2.6.                              No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7.                              Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the provision of an indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or, in the case of the Stockholder Representative Merger Consideration, the Parent) will deliver in exchange for such lost, stolen or destroyed Certificate the Class A Non-Rolling Per Share Closing Merger Consideration, the Class B Per Share Closing Merger Consideration or the Preferred Per Share Merger Consideration, as appropriate, with respect to the shares of Company Stock formerly represented thereby.

2.8.                              Stock Transfer Books.  At the close of business, New York City time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company.  From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Stock formerly represented thereby, except as otherwise provided herein or by law.  On or after the Effective Time, each share represented by any Certificate presented to the Exchange Agent or Parent for any reason shall be exchanged for the Class A Non-Rolling Per Share Closing Merger Consideration, the Class B Per Share Closing Merger Consideration or the Preferred Per Share Merger Consideration, as applicable, and, in the case of any shares of Company Common Stock, rights to receive the Class A Per Share Holdback Consideration or Class B Per Share Holdback Consideration, as distributed to holders of Company Common Stock, with respect to the shares of Company Stock formerly represented thereby.

2.9.                              Debt and Working Capital Estimate.  No less than three days prior to the anticipated Closing Date, the Company shall prepare and deliver to the Parent a good faith estimate of (x) Debt as of immediately prior to the Closing (“Estimated Debt”) and (y) Working Capital as of immediately prior to the Closing (“Estimated Working Capital”) together with (i) a statement of the calculation of Estimated Debt and Estimated Working Capital and (ii) a certificate signed by the chief executive officer or chief financial officer of the Company on behalf of the Company to the effect that Estimated Debt and Estimated Working Capital were determined in good faith in accordance with the provisions of this Agreement.  Prior to delivery of Estimated Debt and Estimated Working Capital, the Company shall afford to Parent and its representatives the ability to observe the preparation of its calculations of Estimated Debt and Estimated Working Capital and shall make its senior financial officers reasonably available to answer any questions regarding such calculations and the Company’s preparation of the Balance Sheet and the balance sheets used to calculate the Reference Amount.  Within one (1) day after such delivery, if Parent has any objections to such determination, Parent will deliver to the Company (i) a statement describing its objections and setting forth Parent’s estimate of the Estimated Working Capital and the Estimated Debt and (ii) a certificate signed by the Parent to the effect that the Parent’s calculations of Estimated Working Capital and the Estimated Debt were determined in good faith, in light of the information available to it, in accordance with the provisions of this Agreement.  Parent and Stockholder Representative will use good faith efforts to resolve any dispute regarding the determination of the Estimated Working Capital and/or the Estimated Debt on or prior to the Closing Date; provided, that in the event that the parties are not able to resolve the computation of the Estimated Working Capital and/or the Estimated Debt on or prior to such time, the Estimated Working Capital and/or the Estimated Debt will be deemed to be equal to the average of Parent’s and Stockholder Representative’s determinations thereof as provided hereunder, as applicable.

2.10.                        Closing Statement; Adjustment to Net Purchase Price.

(a)                                  Within 90 days after the Closing Date, the Parent shall cause the Company to prepare and deliver to the Stockholder Representative a statement approved by the Parent (the

“Closing Statement”), which shall include (i) a consolidated balance sheet (the “Closing Date Balance Sheet”) of the Company and its Subsidiaries as of the Closing Date prepared in accordance with GAAP Consistently Applied, (ii) a statement based on such Closing Date Balance Sheet setting forth in reasonable detail a calculation of the Working Capital as of immediately prior to the Closing (“Closing Date Working Capital”), and (iii) Debt as of immediately prior to the Closing (the “Closing Date Debt”).  Prior to delivery of the Closing Statement, the Company shall afford to the Stockholder Representative and its representatives the ability to observe the preparation of the Closing Statement and shall make its senior financial officers reasonably available to answer any questions regarding such calculations and the Company’s preparation of the Closing Statement.  Notwithstanding the foregoing and notwithstanding the calculation of Estimated Closing Debt or anything else to the contrary set forth in this Agreement, (x) the aggregate amount to be included in the computation of Closing Date Debt with respect to the nine (9) items set forth under the heading “Company Expenses / Payments Triggered by the Merger” in the Estimated Debt calculation delivered by the Company to the Parent on December 19, 2003 (the “Estimated Merger Expenses”) shall not be less than $9,750,000 and (y) in the event that, after the Closing but on or prior to January 30, 2004, the Company has received the Tug Sale Proceeds, Closing Date Debt shall be reduced by the Second Advance Amount; provided that notwithstanding the foregoing, in no event shall Closing Date Debt be reduced pursuant to clause (y) of this sentence to the extent any such payments to Atlantic Marine, Inc. already reduced Estimated Closing Debt.

(b)                                 Each of the Company, the Stockholder Representative and Parent agrees that it will, and it will use reasonable efforts to cause its respective agents and representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of the Closing Date Working Capital and the Closing Date Debt and in the conduct of the reviews and dispute resolution process referred to in this Section 2.10.

(c)                                  During the 20-day period following the Stockholder Representative’s receipt of the Closing Statement, the Stockholder Representative and its independent accountants shall at Stockholder Representative’s expense be permitted to review, and the Parent shall make available to the Stockholder Representative, the supporting schedules, analyses, working papers and other documentation of the Parent relating to the Closing Statement and to ask questions, receive answers and request such other data and information from each of them as shall be reasonable under the circumstances.  The Closing Statement shall become final and binding upon the parties on the Business Day following the 20th day following delivery thereof (and the Working Capital amounts reflected therein shall be deemed to be the Closing Date Working Capital and the Debt amounts reflected therein shall be deemed to be the Closing Date Debt), unless the Stockholder Representative gives written notice of its disagreement with the Closing Statement (“Notice of Disagreement”) to the Parent prior to such date; provided that the only bases on which the Stockholder Representative shall be permitted to submit a Notice of Disagreement is (i) that Closing Date Working Capital and/or Closing Date Debt were not prepared in accordance with GAAP Consistently Applied, (ii) that the calculation includes computational errors and (iii) that Closing Date Working Capital and/or Closing Date Debt has not been calculated in accordance with the principles set forth in this Section 2.10.  Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted, and the Stockholder Representative shall make available all supporting schedules, analyses, working papers and other documentation.  The Stockholder Representative shall be deemed to have agreed with all items and amounts included in the calculation of Closing Date Working Capital and Closing Date Debt delivered pursuant to Section 2.10(a) except such items that are specifically disputed in the Notice of Disagreement.

During the 15-day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph or such longer period as the Stockholder Representative and Parent shall mutually agree, the Stockholder Representative and Parent shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement, and in the event the Stockholder Representative and Parent are able to reach such resolution then the amount so agreed by them in writing shall be deemed to be Closing Date Working Capital and/or the Closing Date Debt, as the case may be.  If, at the end of such 15-day period (or such longer period as mutually agreed between the Stockholder Representative and Parent), the Stockholder Representative and Parent have not so resolved such differences, the Stockholder Representative and Parent shall submit the dispute for resolution to an independent accounting firm (the “Arbiter”) for review and resolution of any and all matters which remain in dispute and which were properly included in the Notice of Disagreement in accordance with this Section 2.10.  The Arbiter shall be a mutually acceptable internationally recognized independent public accounting firm agreed upon by the Stockholder Representative and Parent in writing; provided, that in the event the parties are not able to mutually agree on an accounting firm, the Arbiter shall be Pricewaterhouse Coopers LLP.  The Stockholder Representative and Parent shall use reasonable efforts to cause the Arbiter to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Arbiter, or such longer period as the Stockholder Representative and Parent shall mutually agree.  The Stockholder Representative and Parent agree that the determination of the Arbiter shall be final and binding upon the parties and that judgment may be entered upon the determination of the Arbiter in any court having jurisdiction over the party against which such determination is to be enforced; provided, that the scope of the disputes to be resolved by the Arbiter is limited to only such items included in the Closing Statement that the Stockholder Representative has disputed in the Notice of Disagreement.  The Arbiter shall determine, based solely on presentations by Parent and the Stockholder Representative and their respective representatives, and not by independent review, only those issues in dispute specifically set forth on the Notice of Disagreement and shall prepare the Final Closing Statement and render a written report as to the dispute and the resulting calculation of Closing Date Working Capital and/or Closing Date Debt, as appropriate, which shall be conclusive and binding upon the parties.  In resolving any disputed item, the Arbiter: (i) shall be bound by the principles set forth in Section 2.10 hereof, (ii) shall limit its review to matters specifically set forth in the Notice of Disagreement and (iii) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The fees, costs, and expenses of the Arbiter (x) shall be borne by the holders of Company Common Stock as of immediately prior to consummation of the Merger in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Stockholder Representative (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (y) shall be borne by Parent in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Stockholder Representative (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted.  Whether any dispute is resolved by agreement among the parties or by the Arbiter, changes to the Closing Statement shall be made hereunder only for items as to which Parent has taken exception in the Notice of Disagreement.  The fees and expenses of Parent incurred in connection with the preparation of the Closing Statement and review of any Notice of Disagreement shall be borne by Parent, and the fees and expenses of the Stockholder Representative’s independent accountants incurred in connection with their review of the Closing Statement shall be borne by the holders of Company Common Stock.

(d)                                 Upon determination of the Final Working Capital and Final Debt, the Common Stock Merger Consideration shall be further adjusted as follows:

(i)                                     The Common Stock Merger Consideration shall be increased dollar-for-dollar by the amount by which the Final Working Capital exceeds the Estimated Working Capital;

(ii)                                  The Common Stock Merger Consideration shall be reduced dollar-for-dollar by the amount by which the Estimated Working Capital exceeds the Final Working Capital;

(iii)                               The Common Stock Merger Consideration shall be increased dollar-for-dollar by the amount by which the Estimated Debt exceeds the Final Debt; and

(iv)                              The Common Stock Merger Consideration shall be reduced dollar-for-dollar by the amount by which the Final Debt exceeds the Estimated Debt.

(e)                                  The cumulative net adjustment to the Common Stock Merger Consideration pursuant to (i) through (iv) of Section 2.10(d) above, whether positive or negative, is the “Final Adjustment Amount.”  Within 10 business days after the Closing Statement becomes final and binding upon the parties (i) if the net effect pursuant to this Section 2.10 is an increase in the Common Stock Merger Consideration, Parent shall make a cash payment to the holders of Company Common Stock, in an amount equal to such holder’s Pro Rata Share of such increase and (ii) if the net effect pursuant hereto is a decrease in the Merger Consideration, each holder of Company Common Stock, by virtue of payments from the Escrow Fund in accordance with the procedures set forth in Section 8.3(e)(ii), in accordance with such holder’s Pro Rata Share of such decrease, shall make payment to the Surviving Corporation to an account designated in writing by the Surviving Corporation, by wire transfer in immediately available funds of the amount of such Final Adjustment Amount, in either case under clause (i) or (ii) of this Section 2.10(e), together with interest thereon from the Closing Date to the date of actual payment at a variable rate equal to the prime rate (as reported in the Wall Street Journal “Money Rates”) from and including the Closing Date to, but not including, the date of payment (the “Adjustment Interest”).

2.11.                        Payments to Stockholder Representative.  Notwithstanding anything herein to the contrary, the Stockholder Representative, in its capacity as holder of Company Stock, has requested that Parent, and Parent has agreed to, distribute the portion of the Closing Merger Consideration to which the Stockholder Representative, in its capacity as holder of Company Stock is entitled (which the Stockholder Representative and the holders of Company Stock, agree is set forth on the Funds Flow Memorandum (such aggregate amount, the “Stockholder Representative Closing Merger Consideration”)) and any portion of the Pro Rata Share of any payment to which the Stockholder Representative, in its capacity as a holder of Company Common Stock, is entitled pursuant to Section 2.10(e), in each case directly to the designees set forth in the Direction Letter and in the amount set forth for each such designee in the Direction Letter (or, in the case of distribution pursuant to Section 2.10(e) in the amount of such designee’s Pro Rata Share of such distribution); provided that in no event shall the Stockholder Representative have any obligation hereunder or pursuant to the Direction Letter in excess of the Stockholder Representative Closing Merger Consideration or, as applicable, the amount of any distribution that the Stockholder Representative, in its capacity as holder of Company Common Stock, would be entitled had it received such amount directly.  The Stockholder Representative agrees that, upon distribution of the Stockholder Representative Closing Merger Consideration to the designees set forth in the Direction Letter or payment to the designees of their Pro Rata Share of any distribution to Section 2.10(d) in accordance with the instructions in the Direction Letter in the amount set forth for such designee in the Direction Letter, all obligations of the Parent and Merger Sub in respect of the Stockholder Representative Closing Merger Consideration shall be satisfied in full and the Stockholder Representative shall (without regard to any limitation on indemnification set forth herein) indemnify and hold each of the Company, Merger Sub and each of their respective Affiliates harmless for any Damages that any of them may incur or suffer as a result of delivery of the Stockholder Representative Closing Merger Consideration in accordance with the Direction Letter or payment of the amount to which such designee is entitled with respect to payments under Section 2.10(d) in accordance with the delivery instructions set forth in the Direction Letter.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1.                              Representations and Warranties of the Company.  The Company represents and warrants to Parent as follows:

(a)                                  Organization, Standing and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on the business of the Company as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.  The copies of the Certificate of Incorporation and Bylaws of the Company, which were previously made available to Parent, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b)                                 Subsidiaries.  Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and accurate list of each of the Company’s Subsidiaries.  Each of the Company’s Subsidiaries, other than Amboy Aggregates, is a corporation duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.  Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any securities or other equity interests, or has any rights or obligations to acquire, equity securities of any other Person.

(c)                                  Capital Structure.

(i)                                     The authorized capital stock of the Company consists of (A) 250,000 shares of Company Class A Common Stock, of which 16,361 shares are outstanding (including 191.18 shares held in treasury), (B) 250,000 shares of Company Class B Common Stock, of which 33,639 shares are outstanding (including no shares held in treasury) and (C) 250,000 shares of Company Preferred Stock, of which 45,000 shares are outstanding (including 143.00 shares held in treasury).  The Capitalization Side Letter sets forth each record holder of Company Stock and the number of shares of each class of Company Stock held by each such record holder immediately prior to the Management Rollover Transaction.  From June 30, 2003, there have been no issuances of shares of the capital stock of the Company or securities convertible into or exercisable for capital stock of the Company.  All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, and, except as provided in the Company Stockholders Agreement, no class of capital stock is entitled to preemptive rights.  No options, warrants, calls, commitments, agreements or other rights to acquire capital stock from the Company or any of its Subsidiaries are outstanding.  Except as provided in the Certificate of Incorporation and Section 3.1(c)(ii) of the Company Disclosure Schedule, as of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(ii)                                  Except as disclosed in Section 3.1(c)(iii) of the Company Disclosure Schedule and except for Liens (defined below) granted in connection with the Credit Agreement and the Bonding Agreement, all of the outstanding shares of capital stock of each of the Company’s Subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one or more of its Subsidiaries, free and clear of all liens, charges, mortgages, pledges, security interests, restrictions on transfer or other encumbrances (collectively, “Liens”).

(iii)                               As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders may vote are issued or outstanding.

(d)                                 Authority; No Violations.

(i)                                     The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors rights generally, and by general equity principles.

(ii)                                  Except as set forth in Section 3.1(d) of the Company Disclosure Schedule and except for, in the case of clause (B) below, the Credit Agreement, the Bonding Agreement and the Indenture, the execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to the creation of a Lien on any assets (any such conflict, violation, default or creation, a “Violation”) pursuant to: (A) any provision of the Certificate of Incorporation or Bylaws or the comparable governing documents of any of the Company’s Subsidiaries or (B) subject to obtaining or making the consents, approvals, orders, permits, authorizations, registrations, declarations, notices and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, except for, in the case of this clause (B), Violations that would not reasonably be expected to have a Material Adverse Effect.

(iii)                               No consent, approval, order, permit or authorization of, or registration, declaration, notice or filing with, any federal, state, municipal or other governmental body, department, commission, board, bureau, agency, court or instrumentality thereof, domestic or foreign (a “Governmental Authority”), is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby, except for those required under or in relation to the DGCL with respect to the filing of the Certificate of Merger.

(e)                                  Compliance; Permits.  Except as set forth on Section 3.1(e) of the Company Disclosure Schedule:

(i)                                     the Company owns or possesses all Licenses and Permits, other than Licenses and Permits the failure of which to own or possess does not and could not reasonably be expected to have a Material Adverse Effect;

(ii)                                  no loss of any Licenses and Permits is pending in any Proceeding or, to the Knowledge of the Company, has been threatened by a Governmental Authority, except for normal expirations in accordance with the terms thereof or applicable law or regulation which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(iii)                               the Company has at all times since January 1, 1998 complied, and will (immediately following the Effective Time after giving effect to the Merger contemplated hereby) continue to be in compliance, in all material respects with (A) all terms and conditions of all material Licenses and Permits and (B) all laws and regulations of all Governmental Authorities applicable to the business of the Company (including through incorporation by reference into any Government Contract), and it has not received any written notice of any pending or threatened Proceeding alleging a failure to comply with either (A) or (B) of this Section 3.1(e)(iii) which could reasonably be expected to have a Material Adverse Effect;

(iv)                              neither the Company nor any of its Subsidiaries is or has been party to any contract or arrangement with any other Person which, in any material respect, violates, has violated or has been alleged by any Governmental Authority to violate, applicable anti-trust law, anti-competition law or any similar law or regulation of any Governmental Authority;

(v)                                 neither the Company nor any of its Subsidiaries has been the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Authority or in the award of any Government Contract, nor are any of them listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs (the “Listing”), nor to the Knowledge of the Company has any such debarment, suspension or exclusion proceeding or proposed addition to the Listing been initiated in the past five (5) years; and

(vi)                              no determination has been made by a Governmental Authority that the Company or any of its Subsidiaries or their respective predecessors are nonresponsible or ineligible for an award of a Government Contract within the past five (5) years, nor to the Knowledge of the Company has any Governmental Authority threatened debarment, suspension or exclusion proceedings with respect to the Company or any of its Subsidiaries.

(f)                                    Reports and Financial Statements.  None of the reports, schedules and forms filed or to be filed by the Company with the Securities and Exchange Commission (the “SEC”) since September 30, 2001 (collectively, including all exhibits thereto, the “Company

SEC Reports”), as of their respective dates (and, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the financial statements of the Company (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of footnotes and to normal year-end adjustments that have not been and are not expected to be material in amount.  All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.  No Subsidiary of the Company is required to file any form, report or other document with the SEC.  As of November 12, 2003, there were no material unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports.  Other than the Company SEC Reports, the Company was not required to file any other forms, reports, statements, schedules or other documents with the SEC pursuant to the federal securities laws and the SEC rules and regulations thereunder.

(g)                                 Board Approval.  The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held (the “Company Board Approval”), has unanimously approved this Agreement and (i) determined that this Agreement and the Merger are advisable, (ii) approved the transactions contemplated by this Agreement, including the Merger, and (iii) recommended that the holders of the Company Class A Common Stock adopt this Agreement and the Merger.  No other corporate proceedings on the part of the Company are necessary to authorize the Merger other than as described in Section 3.1(h).

(h)                                 Vote Required.  The affirmative vote of the holders of a majority of the total number of outstanding shares of the Company Class A Common Stock to adopt this Agreement (the “Required Company Vote”) is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby.  The Required Company Vote was obtained by the Written Consent, which is attached hereto as Section 3.1(h) of the Company Disclosure Schedule.  The Written Consent was executed by each holder of Company Class A Common Stock and no such holder of Company Class A Common Stock has revoked or repudiated or will revoke or repudiate its counter-party to the Written Consent, the effect of which revocation or repudiation will make the consent by such holder ineffective in accordance with the DGCL.

(i)                                     Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

(i)                                     Except as contemplated hereby or as permitted by Section 4.1, since June 30, 2003, (A) the business of the Company has been conducted in the ordinary course in all material respects, (B) the Company has not taken any action which, if taken after November 12, 2003 and prior to the Closing, would constitute a breach of subsections (b) or (c) of Section 4.1 unless the written consent of the Parent had been obtained, and (C) there has been no Material Adverse Effect.

(ii)                                  Neither the Company nor any of its Subsidiaries has any material liabilities of a nature required by GAAP to be reflected in a consolidated corporate balance sheet or footnotes thereto (“Liabilities”), except (A) Liabilities that are accrued or reserved against in the consolidated financial statements of the Company in the Company SEC Reports (or the notes thereto), (B) Liabilities which have arisen since June 30, 2003 that were incurred in the ordinary course of business and which would not reasonably be expected to result in a Material Adverse Effect on the Company, and (C) Liabilities otherwise disclosed (or within any materiality threshold contained in any other representation) in this Agreement or the Company Disclosure Schedule.  Except as set forth on Section 3.1(i)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to or has any material “off-balance sheet” financing, liabilities or other obligations (i.e., where the liabilities are not required to be reflected on a balance sheet prepared in accordance with GAAP), whether in the form of receivables securitization, operating lease, sale-leaseback, derivatives or otherwise.   Section 3.1(i)(iii) of the Company Disclosure Schedule sets forth a complete and accurate list of all letters of credit, foreign payment or performance guarantees, or similar obligations of the Company and/or any of its Subsidiaries with principal amount in excess of $500,000.

(j)                                     Real Property; Assets.

(i)                                     Section 3.1(j)(i) of the Company Disclosure Schedule sets forth the real property owned by the Company and its Subsidiaries (the “Owned Real Property”) and Section 3.1(j)(ii) of the Company Disclosure Schedule sets forth all the real property leased by the Company and its Subsidiaries (the “Leased Real Property”) and a true and complete list of the lease agreements (including amendments thereto) governing such Leased Real Property (each, a “Lease”).  The Company or its Subsidiaries has valid and legal title to the Owned Real Property free and clear of all Liens, sub-leases, options to purchase, rights of first refusal and licenses (collectively, “Real Property Encumbrances”), except (i) those permitted under the Credit Agreement, (ii) those reflected or reserved against in the latest balance sheet of the Company included in the Company SEC Reports, (iii) taxes and general and special assessments not in default and payable without penalty and interest, (iv) Permitted Liens and (v) as set forth in Section 3.1(j)(iii) of the Company Disclosure Schedule.  Except as set forth in Section 3.1(j)(iv) of the Company Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has a valid leasehold interest in all Leased Real Property, free and clear of all Real Property Encumbrances, and the Company is not in violation or breach of any Lease.

(ii)                                  Except as set forth on Section 3.1(j)(v) of the Company Disclosure Schedule and as would not otherwise reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries own good and marketable title to, or a valid leasehold interest in, free and clear of all Liens except Permitted Liens, all of the personal property and assets which are shown on the Balance Sheet or acquired thereafter.  The assets and properties (whether real or personal, tangible or intangible) owned or leased by the Company and its Subsidiaries constitute all of the material assets and properties necessary to operate the business in the ordinary course of business and consistent with past practice.

(k)                                  Intellectual Property.

(i)                                     Section 3.1(k)(i) of the Company Disclosure Schedule sets forth all of the material patents, patent applications, trademark registrations and applications, copyright registrations and applications that are owned by the Company and its Subsidiaries and are utilized in the business of the Company and its Subsidiaries, as currently conducted.

(ii)                                  Except as set forth in Section 3.1(k)(ii) of the Company Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect, (A) the Company and its Subsidiaries own, are licensed or have the right to use the Intellectual Property that is utilized in the business of the Company and its Subsidiaries as currently conducted, free and clear of all Liens except Permitted Liens; (B) there are no pending Proceedings challenging the validity, or the Company’s or any Subsidiary’s ownership, as the case may be, of such rights; (C) the registrations and applications on the Company Disclosure Schedule are valid and subsisting in all material respects and, to the Knowledge of the Company, none are now being infringed by others; and (D) the operation of the business of the Company and its Subsidiaries as currently conducted does not infringe any Intellectual Property owned by third parties.

(iii)                               Each of the management employees of and consultants to the Company and its Subsidiaries (including each estimator for the Company and its Subsidiaries) has executed and delivered to the Company and its Subsidiaries binding non-disclosure and work product agreements restricting the disclosure of the Company’s and its Subsidiaries’ proprietary or confidential information.

(l)                                     Certain Contracts.

(i)                                     Section 3.1(l)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of each of the following contracts to which the Company or any of its Subsidiaries is party:  (i) all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) all agreements or contracts related to Debt, (iii) all agreements or contracts which limit or purport to limit in any material respect the ability of the Company or any of its Subsidiaries to conduct its business in any jurisdiction, (iv) all contracts or agreements with any direct or indirect Affiliate of the Company or any of its Subsidiaries, (v) all contracts with employees of the Company or any of its Subsidiaries requiring payment of more than $250,000 in any single calendar year or that may require payment of more than 60 days of severance pay in the event of termination of employee, (vi) all leases, charters or similar agreements with respect to equipment or vessels to which the Company or any of its Subsidiaries is a party requiring payment of more than $100,000 in any calendar year and having a term longer than one (1) year (the “Operating Leases”), and (vii) all current contracts or agreements (including Government Contracts) which, by their terms require payment by or to the Company or any of its Subsidiaries of more than $1,000,000 in any twelve-month period or require performance by the Company or any of its Subsidiaries of more than one year.  All contracts required to be disclosed on Section 3.1(l)(i) are collectively referred to herein as the “Company Material Contracts.”  The Company has made available to Parent complete and accurate copies of all Company Material Contracts.

(ii)                                  Section 3.1(l)(ii) of the Company Disclosure Schedule sets forth each Company Material Contract for the provision of dredging services or demolition services to which the Company or any of its Subsidiaries are party (whether as contractor, subcontractor, joint venturer or otherwise) and which has not been fully performed by the Company.  The Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company.  Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which would not reasonably be expected to result in a Material Adverse Effect on the Company.

(iii)                               Section 3.1(l)(iii) of the Company Disclosure Schedule sets forth any remaining warranty obligation of the Company or any of its Subsidiaries pursuant to any Company Material Contract or arising from performance by the Company or any of its Subsidiaries of such Company Material Contract that is or reasonably could be expected to have a Material Adverse Effect.

(m)                               Taxes.  Except as set forth in the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company or any of its Subsidiaries is or has been a member (a “Group”) has timely filed all material Tax Returns (as defined below) required to be filed by it in the manner provided by law (taking into account all applicable extensions), and all such material Tax Returns are correct and complete in all material respects, (ii) all material Taxes (as defined below) due and payable by the Company, any Subsidiary, or any Group, whether or not shown or required to be shown on any Tax Return, have been paid in full, (iii) neither the Company nor any Subsidiary nor any Group currently is the beneficiary of any extension of time within which to file any Tax Return (other than an extension of not more than six (6) months granted to taxpayers as a matter of right), (iv) no claim has ever been made in writing by an authority in a jurisdiction where the Company or any of its Subsidiaries or any Group does not file Tax Returns that the Company or any of its Subsidiaries or any Group is or may be subject to taxation by that jurisdiction, (v) the Company and each of its Subsidiaries and any Group have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, (vi) no material foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries or any Group, (vii) neither the Company nor any of its Subsidiaries nor any Group has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or its Subsidiaries or any Group have not filed Tax Returns) any (A) written notice indicating an intent to open an audit or other review (other than any such audit or review that has been resolved (including any satisfaction of any judgment or deficiency or adjustment)), or (B) notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries or any Group (other than any adjustment or deficiency that has been satisfied), (viii) neither the Company nor any of its Subsidiaries nor any Group has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than a waiver or extension with respect to a Tax year which has since been closed), (ix) neither the Company nor any of its Subsidiaries nor any Group is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law), (x) neither the Company nor any of its Subsidiaries has been a member of any consolidated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract (including any current or potential contractual obligation to indemnify any other Person with respect to Taxes), or otherwise, (xi) the unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the date of the Balance Sheet exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) by more than a material amount and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries by more than a material amount, (xii) neither the Company nor any of its Subsidiaries will be required to include any item of income in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) installment sale or open transaction disposition made on or prior to the Closing Date or (B) prepaid amount received on or prior to the Closing Date (other than any payments received on a contract properly reported on the percentage of completion method for federal income tax purposes), (xiii) the Company and its Subsidiaries and any Group have characterized all leases properly for Tax purposes in accordance with all applicable Tax laws, regulations, and judicial and administrative rulings, and have no obligation under any lease to make any Tax indemnification payment or other payment to any Person in respect of Taxes arising from the transactions contemplated by this Agreement or any other state of facts existing on or before the Closing Date, (xiv) neither the Company nor any of its Subsidiaries has any obligation to make any Tax indemnification payment or any other payment to any Person in respect of Taxes as a result of any buy-out of equipment subject to any lease to which the

Company or any of its Subsidiaries is party with respect to any of the following vessels (A) Florida (official number:  506446), (B) Carolina (official number:  552707), (C) Key West (official number:  684596), (D) G.L. 184 (official number: 652202), (E) Napa Valley (official number:  554417), (F) G.L. 113 (not documented), and (G) G.L. 114 (not documented), (xv) since October 1, 2000, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361, and (xvi) the payments received by the Company and its Subsidiaries on contracts currently in effect and reported on the percentage of completion method for federal income tax purposes, in the aggregate, do not exceed the revenue reported on such contracts for federal income tax purposes, in the aggregate by more than $100,000.  For purposes of this Agreement, “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limitation, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, value-added taxes, severance taxes, windfall profits taxes, environmental taxes, customs duties, capital stock taxes, disability taxes, registration taxes, premium taxes, alternative or add-on minimum taxes, estimated taxes, and other obligations of the same or of a similar nature to any of the foregoing, which the Company is required to pay, withhold or collect, including any obligation to pay the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract (including any current or potential contractual obligation to indemnify any other Person with respect to Taxes), or otherwise.  For purposes of this Agreement, “Tax Return” shall mean all reports, estimates, declarations of estimated Tax, claims for refund, information statements and returns relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereof.  For purposes of this Section 3.1(m), “material” shall mean (i) in the case of Taxes, an amount of Taxes equal to or in excess of $100,000 (aggregating for this purpose all Taxes of a single kind, imposed by a single Tax jurisdiction for a single period), (ii) in the case of a Tax Return, a Tax Return that reports (or should have reported) a Tax liability equal to or in excess of $100,000, and (iii) in the case of a Tax audit, or administrative or judicial proceedings, a Tax audit or administrative or judicial proceeding regarding federal income Taxes or involving a dispute, deficiency or proposed judgment equal to or greater than $100,000 in Taxes.

(n)                                 Benefit Plans.  Section 3.1(n)(i) of the Company Disclosure Schedule sets forth a list of each Benefit Plan of the Company and its Subsidiaries.  Except as set forth in the Company Disclosure Schedule, the Benefit Plans of the Company and its Subsidiaries maintained within the jurisdiction of the United States are in compliance with all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Code and other applicable laws, except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect on the Company.  Except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect on the Company, each Benefit Plan maintained outside the jurisdiction of the United States has been established, maintained and administered in accordance with its terms and all applicable statutes, laws, ordinances, rules, orders, decrees and regulations of any Governmental Authority.  Except as would not reasonably be expected to result in a Material Adverse Effect on the Company, there are no pending or, to the Knowledge of the Company, threatened claims and no pending or, to the Knowledge of the Company, threatened litigation with respect to any Benefit Plan of the Company, other than ordinary and usual claims for benefits by participants and beneficiaries thereof.  Except as set forth on Section 3.1(n)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA).   None of the Company, any of its Subsidiaries nor any of their respective ERISA affiliates has incurred any material liability on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of ERISA Sections 4205 and 4203, respectively) from any multiemployer plan which has not been satisfied, no such material liability has been asserted, and none of the Company, its Subsidiaries or ERISA affiliates has caused or created any event which could result in any partial or complete withdrawal; and none of the Company, any of its Subsidiaries nor any of their respective ERISA affiliates has any material obligation or material liability described in ERISA Section 4204.

(o)                                 Labor Matters.  Except as set forth on Section 3.1(o)(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or recognizes any trade union, staff association or other body representing more than ten (10) workers as of November 12, 2003, or more than fifty (50) workers on the Closing Date, for the purposes of collective bargaining and to the Knowledge of the Company, no organizational effort presently is being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries.  Except as set forth on Section 3.1(o)(ii) of the Company Disclosure Schedule, there is no labor strike or labor disturbance pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries nor is any grievance currently being asserted.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company has not experienced a work stoppage or work slowdown nor engaged in any unfair labor practice at any time during the five years immediately preceding the date of this Agreement.

(p)                                 Litigation.  Except as set forth in Section 3.1(p)(i) of the Company Disclosure Schedule or as set forth in the Company SEC Reports, there are no Proceedings or orders pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before or by any Governmental Authority or arbitration, mediation or other dispute resolution panel, other than Proceedings for which the Company or its Subsidiaries are fully insured (subject only to the deductibles and self-insured retentions set forth on Schedule 3.1(p)(ii) of the Company Disclosure Schedule) and for which the insurer has not provided the Company or Subsidiary, as the case may be, notice that it has denied coverage.  Neither the Company nor any of its Subsidiaries is subject to any order, writ, judgment, injunction, decree or award of any court or any Governmental Authority which would reasonably be expected to result in a Material Adverse Effect on the Company.

(q)                                 Environmental Matters.  (1) Except as set forth on Section 3.1(q)(1) of the Company Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on the Company:

(i)                                     the Company and its Subsidiaries have at all times complied and are in compliance with all Environmental Laws.  Without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that may be required under Environmental Laws;

(ii)                                  neither the Company nor its Subsidiaries (A) has caused any Release of any Materials of Environmental Concern on any Leased Real Property or any Owned Real Property or (B) has stored, disposed of, arranged for or permitted the disposal of, transported or handled any Materials of Environmental Concern at any location which would give rise to any liabilities (contingent or otherwise) or any investigative, corrective or remedial obligations pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or any other Environmental Laws as in effect on November 12, 2003;

(iii)                               the Company and its Subsidiaries have not received any written notice, report or other information specifically directed to the Company or any of its Subsidiaries regarding any judicial, administrative, or arbitral proceeding pending or threatened against it, or any actual or alleged violation of or liability arising under any Environmental Laws, which has not been resolved;

(iv)                              the Company and its Subsidiaries have not entered into any consent decree or other agreement in settlement of any alleged violation of or liability under any applicable Environmental Law, under which decree or agreement the Company has any material unfulfilled obligations;  and

(v)                                 except for asbestos cases that have been filed against the Company or any of its Subsidiaries on or prior to November 12, 2003, neither the Company nor its Subsidiaries have conducted their business in a manner that has caused personal injury to employees or third parties from asbestos exposure.

(2)                                  The Company and its Subsidiaries have furnished, or prior to Closing will make available, to Parent all material environmental audits, reports and other material environmental documents relating to its past or current properties, facilities or operations which were prepared on their behalf or are in their possession or under their reasonable control.

(3)                                  Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Agreement with respect to matters relating to compliance with or liability under Environmental Laws or to Releases of, contamination by or exposure to Materials of Environmental Concern are set forth in this Section 3.1(q).

(r)                                    Financial Advisors.  Except as set forth on Section 3.1(r) of the Company Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s, finder’s fee, transaction fee, management fee or any other similar commission or fee payable by the Company or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company or any of its Affiliates.

(s)                                  Insurance.  Section 3.1(s)(i) of the Company Disclosure Schedule lists and briefly describes each insurance policy maintained by or on behalf of the Company and its Subsidiaries with respect to its properties, assets and business.  All of the insurance policies maintained by or on behalf of the Company or any of its Subsidiaries with respect to its properties, assets and business are in full force and effect, and neither the Company nor any of its Affiliates is or has, since December 31, 2000, been in default with respect to its obligations under any such insurance policies except for such defaults that would not adversely affect coverage.  Neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs, except as set forth on Section 3.1(s)(ii) of the Company Disclosure Schedule.

(t)                                    Government Contracts.

(i)                                     Except as set forth on Section 3.1(t)(i) of the Company Disclosure Schedule, at all times during the five (5) year period prior to the Closing Date: (A) the Company has been in compliance in all material respects with all applicable law and regulations and all requirements of Governmental Authorities regarding applicable legal requirements in all material respects pertaining to each Government Contract and Government Bid; (B) all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract or Government Bid were current, accurate and complete in all material respects as of their effective date, and such representations and certifications continued to be current, accurate and complete to the extent required by the terms of a Government Contract or applicable law or regulation; (C) all invoices and claims for payment, reimbursement or adjustment, including requests for progress payments and provisional or progress cost payments, submitted by the Company or any of its Subsidiaries to any Governmental Authority were current, accurate and complete in all material respects as of their submission date(s); (D) no Government Contract has been the subject of a termination for convenience or termination for default; (E) neither the Company nor any of its Affiliates has had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would create in any procurement by a Governmental Authority an Organizational Conflict of Interest, as defined in Federal Acquisition Regulation 9.501, except where such Organizational Conflict of Interest could not reasonably be expected to have a Material Adverse Effect; and (F) neither the Company nor any of its Affiliates has violated any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees or a Governmental Authority, including, without limitation, the “revolving door” restrictions set forth in 18 U.S.C. § 207, except where any such violation could not reasonably be expected to have a Material Adverse Effect.

(ii)                                  Except as set forth on Section 3.1(t)(ii) of the Company Disclosure Schedule, at all times during the five (5) year period prior to the Closing Date: (A) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries became aware of any document requests, subpoenas, search warrants or civil investigative demands addressed to or requesting information involving the Company or any of its Affiliates in connection with or related to information concerning any Government Contract or Government Bid; (B) to the Company’s Knowledge, neither the Company nor its Affiliates has been under administrative, civil or criminal investigation, indictment or criminal information, or audit by a Governmental Authority with respect to any deficient performance, mischarging, misstatement or omission or other alleged irregularity, arising under or relating to any Government Contract or Government Bid (an “External Investigation”); (C) to the Company’s Knowledge, neither the Company nor any other Person or entity has conducted any internal audit, review or inquiry in which any outside legal counsel, auditor, accountant or investigator was engaged with respect to any suspected, alleged or possible violation of a requirement of a Government Contract or Government Bid or a possible violation of applicable Legal Requirements (an “Internal Investigation”); (D) neither the Company nor any of its Subsidiaries has made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, mischarging, misstatement or omission arising under or relating to any Government Contract or Government Bid that has led or would reasonably be expected to lead, either before or after the Closing Date, to an Internal Investigation or an External Investigation or any penalty assessment, recoupment of payment, disallowance of cost or other damage; (E) the practices and procedures used by the Company and its Subsidiaries in estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs are in compliance to the extent applicable with Federal Acquisition Regulations Part 31 and all applicable cost accounting standards and related regulations, except to the extent such violations could not reasonably be expected to have a Material Adverse Effect; and (F) no Intellectual Property owned by the Company or any Subsidiary and used exclusively in the business of the Company or any Subsidiary was conceived, developed, created or otherwise reduced to practice pursuant to a grant or other contact with or through a Government Authority.

(u)                                 Disclaimer of Other Representations and Warranties.  The Company acknowledges and agrees that (i) Parent does not make, and has not made, any representations or warranties relating to Parent or in connection with the transactions contemplated hereby other than those expressly set forth in Section 3.2 and (ii) no Person has been authorized by Parent to make any representation or warranty relating to Parent or any of its Subsidiaries, the businesses of Parent or otherwise in connection with the transactions contemplated hereby except as set forth in Section 3.2 and, if made, any such representation or warranty must not be relied upon as having been authorized by Parent.

3.2.                              Representations and Warranties of Parent and Merger Sub.  Each of Parent and Merger Sub represents and warrants, jointly and severally, to the Company as follows:

(a)                                  Organization, Standing and Power.  Each of Parent and Merger Sub is a corporation duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

(b)                                 Merger Sub.  Merger Sub is a direct wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Except for liabilities incurred by Merger Sub in connection with its incorporation or organization and the transactions contemplated by this Agreement (including any financing related to payment of the Merger Consideration) and except for this Agreement, Merger Sub has not directly incurred any liability or engaged in any business activities of any type or kind whatsoever or entered into any agreement or arrangements with any person, in each case that would have a material adverse effect on its ability to perform its obligations under this Agreement.  Merger Sub has no Subsidiaries.

(c)                                  Authority; No Violations.

(i)                                     Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors rights generally, or by general equity principles.

(ii)                                  Except as would not reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (B) subject to obtaining or making the consents, approvals, orders, permits, authorizations, registrations, declarations, notices and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Subsidiary of Parent or their respective properties or assets.

(iii)                               Except as would not reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement, no material consent, approval, order, permit or authorization of, or registration, declaration, notice or filing with, any Governmental Authority is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except for those required under or in relation to the DGCL with respect to the filing of the Certificate of Merger.

(d)                                 Legal Proceedings.  There are no Proceedings or orders pending, or to Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, at law or in equity, before or by any Governmental Authority, and neither Parent nor any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree of any court or any Governmental Authority rendered specifically against Parent or any of its Subsidiaries, which, would or seeks to, enjoin, rescind or materially delay the transactions contemplated by this Agreement or otherwise hinder Parent from timely complying with the terms and provisions of this Agreement.

(e)                                  Investigation.  Parent acknowledges that, except for the matters that are expressly covered by the provisions of this Agreement, Parent is relying on its own investigation and analysis in entering into the transactions contemplated hereby.  Parent is knowledgeable about the industries in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of the Merger as contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.  Parent has been afforded full access to the Books and Records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company and its Subsidiaries.

(f)                                    Board Approvals.

(i)                                     The Board of Directors of Parent, by resolutions duly adopted at a meeting duly called and held, has approved the transactions contemplated by this Agreement, including the Merger.  No other corporate proceedings on the part of Parent are necessary to authorize the transaction contemplated by this Agreement.

(ii)                                  The Board of Directors of Merger Sub has duly (A) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its stockholder and (B) approved this Agreement and the Merger.  No other corporate proceedings on the part of Merger Sub are necessary to authorize the transactions contemplated by this Agreement other than as described in Section 3.2(h).

(g)                                 Vote Required.  Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement.  No other vote of the holders of any class or series of capital stock of Parent or Merger Sub is required to adopt this Agreement and approve the transactions contemplated hereby.

(h)                                 Financing.  Parent has received the executed commitment letters (the “Commitment Letters”) attached hereto as Exhibit C.  The aggregate proceeds of the financing as contemplated by the Commitment Letters (if and when received) will be sufficient to pay the Closing Merger Consideration and the Holdback Consideration at the Effective Time.  The obligations to fund the commitments under the Commitment Letters are not subject to any condition on the part of the Parent or, to the Knowledge of Parent, any other Person, other than in each case the conditions set forth in the Commitment Letters.  Each Commitment Letter that has been executed by Parent has been duly executed by Parent and, to the Knowledge of Parent, each other Person party thereto.  All commitment and other fees required to be paid by Parent on or prior to November 12, 2003 under or in respect of the Commitment Letters have been paid.

(i)                                     Ownership and Control by United States Citizens.  Parent and Merger Sub are citizens of the United States within the meaning of Section 2 of the Shipping Act of 1916, as amended (46 U.S.C. §802), and the regulations promulgated thereunder, eligible to operate vessels in the coastwise trade of the United States, and are eligible to engage in dredging in the navigable waters of the United States in accordance with 46 U.S.C. §292.

(j)                                     Financial Advisors.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, other than any agent, broker, investment banker, financial advisor or other firm or Person the fees and expenses of which shall be paid by Parent or the Surviving Corporation.

(k)                                  Disclaimer of Other Representations and Warranties.  Parent and Merger Sub each acknowledges and agrees that, except as otherwise provided in this Agreement, (i) the Company does not make, and has not made, any representations or warranties relating to the Company, its Subsidiaries, the business of the Company or any of its Subsidiaries or otherwise in connection with the transactions contemplated hereby other than those set forth in this Agreement and the Company Disclosure Schedule, (ii) no Person has been authorized by the Company to make any representation or warranty relating to the Company, its Subsidiaries, the business of the Company or its Subsidiaries or otherwise in connection with the transactions contemplated hereby except as set forth in this Agreement and the Company Disclosure Schedule and, if made, such representation or warranty must not be relied upon as having been authorized by the Company, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent are not and shall not be deemed to be or to include representations or warranties of the Company or any of its Affiliates.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1.                              Covenants of the Company.  During the period from November 12, 2003 and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, including those actions (A) contemplated in Section 4.1(a) of the Company Disclosure Schedule, (B) in this Article IV, or (C) as required by a Governmental Authority or by applicable law, rule or regulation, or to the extent that Parent shall otherwise consent in writing), the Company shall, and shall cause its Subsidiaries to, (I) conduct their respective businesses in the ordinary course and consistent with past practice in all material respects (including with respect to cash management practices, collection of accounts receivable and payment of accounts payable and ensuring that Government Bid and other bid procedures and policies are implemented and employed only in accordance with past practice), (II) timely pay all Taxes when due (including estimated Taxes), (III) use reasonable best efforts to preserve the goodwill of the Company and its Subsidiaries, and (IV) continue to make capital expenditures and fleet maintenance expenditures in the ordinary course of business and at levels at least equal to those set forth in the Capital Expenditure Budget.  Furthermore, during the period from November 12, 2003 and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, including those actions (A) contemplated in Section 4.1(a) of the Company Disclosure Schedule, (B) in this Article IV, or (C) as required by a Governmental Authority or by applicable law, rule or regulation, or to the extent that Parent shall otherwise consent in writing, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(a)                                  (i)  declare or pay any dividends on or make other distributions in respect of any of their capital stock other than (A) by a wholly owned Subsidiary or by a partially owned Subsidiary (provided that the Company or a Subsidiary of the Company receives its proportionate share of such dividend or distribution), (B) dividends required to be paid on any preferred stock of Subsidiaries in accordance with their terms or (C) dividends payable solely in cash or cash equivalents and not otherwise prohibited by or in violation of applicable law; (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) redeem, repurchase or otherwise acquire any shares of their capital stock other than (A) redemptions, repurchases and other acquisitions of shares of capital stock in the ordinary course of business consistent with past practice and not otherwise prohibited by or in violation of applicable law including, without limitation, (1) redemptions, purchases or acquisitions required by the terms of any series of preferred stock of any Subsidiary or (2) in connection with the refunding of the preferred stock of any Subsidiary through the issuance of additional preferred stock of any Subsidiary or indebtedness either at its stated maturity or at a lower cost of funds (calculating such cost on an aggregate after-tax basis) or through the incurrence of indebtedness permitted under Section 4.1(b) and (B) intercompany acquisitions of capital stock;

(b)                                 (i)  acquire any assets for an aggregate value in excess of $1,000,000 other than pursuant to the Capital Expenditure Budget and other than purchases in the ordinary course of business; (ii) dispose of any assets with an aggregate value in excess of $1,000,000 other than the Merger and dispositions disclosed in the Company SEC Reports filed prior to November 12, 2003 or pursuant to Material Contracts in effect on November 12, 2003 and disclosed on the Company Disclosure Schedule; or (iii) incur any indebtedness for borrowed money or issue any debt securities or assume or guarantee the obligations of any other Person in excess of $1,000,000 or make any loans or advances in excess of $1,000,000, except for indebtedness for money borrowed, guarantees, loans and advances to the extent included as Debt and except for the issuance of letters of credit under the Credit Agreement and the issuance of bonds under the Bonding Agreement in the ordinary course of business;

(c)                                  increase or pay any payment or benefit not required by any existing Benefit Plan or increase any salaries or wages of the Company’s employees, other than (i) as may be required by a Governmental Authority, works council agreement or applicable law, or (ii) in accordance with regularly scheduled periodic increases or payments;

(d)                                 enter into, modify, terminate (except in accordance with its terms) or renew (except in accordance with its terms) any Company Material Contract, except in the ordinary course of business, or any confidentiality or similar agreement entered into by or on behalf of the Company and its Subsidiaries in connection with the proposed sale of the Company and its Subsidiaries (collectively, the “Confidentiality Rights Agreements”);

(e)                                  permit any material amount of assets to become subject to any Lien, except for Permitted Liens, unless such Lien is to be released upon or prior to Closing;

(f)                                    enter into or offer to enter into any employment or consulting agreement with any person who is an employee of the Company, except in connection with promotions or new hires in the ordinary course of business;

(g)                                 issue any shares of capital stock or rights to purchase the capital stock of the Company, except for the issuance by a Subsidiary of shares of its capital stock to its parent;

(h)                                 directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, explore, maintain, participate in or continue any discussion or negotiation with any Person (other than Parent and Parent’s representatives) regarding an Acquisition Proposal, or furnish to any Person (other than Parent and Parent’s representatives) any information or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Parent or Parent’s representatives, as applicable) to make or effect an Acquisition Proposal, (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal, (iv) fail to disclose to Parent in writing the existence of any Acquisition Proposal made by any other Person after November 12, 2003 and the identity of such Person, (v) withdraw or otherwise revoke the Company Board Approval or (vi) authorize or permit any representative of the Company or any of its Affiliates (including any employees, consultants, advisors or counsel) to take any such action;

(i)                                     make any changes in accounting methods, other than in the ordinary course of business and consistent with past practice, as required by GAAP or as a result of a change in law;

(j)                                     amend, modify or waive any provision of its Certificate of Incorporation or Bylaws; or

(k)                                  make or change any Tax election (other than an election to choose a depreciation method for an asset newly placed in service as long as such election is consistent with past practice), change an annual accounting period for Tax purposes, adopt or change any Tax accounting method, file any amended Tax Return (other than an amended Tax return for state or local income tax purposes required as a result of audit adjustments for federal income tax purposes), enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries or any Group, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries or any Group, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries or any Group for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries or any Group existing on the Closing Date.

Notwithstanding anything in this Section 4.1 or elsewhere in this Agreement to the contrary, the parties acknowledge that the Company and/or one or more of its Subsidiaries is party to contracts or arrangements, or desire to sell or write off the value of, certain fixed assets, other assets and Owned Property of the Company and its Subsidiaries or may settle or receive judgment with respect to certain claims regarding contracts to which the Company or one or more of its Subsidiaries is party or for services performed by the Company and its Subsidiaries and that all cash or other assets generated from any sales or write off of any fixed assets, other assets and/or Owned Property or from settlement or resolution of any claims or counterclaims brought by the Company or any of its Subsidiaries since September 30, 2003 is exclusively for the benefit of Parent and the Surviving Corporation and that, except for cash generated from the asset sales and settlements to the extent set forth on Section 4.1(b) of the Company Disclosure Schedule, such cash has not been and shall not be used by the Company or any of its Subsidiaries at any time from and after September 30, 2003 or on or prior to Closing, either directly or indirectly, to pay any Debt or any other liability, obligation or expense of the Company and/or any of its Subsidiaries.

4.2.                              Control of Other Party’s Business.  Nothing contained in this Agreement shall be deemed to give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time.  Nothing contained in this Agreement shall be deemed to give the Company, directly or indirectly, the right to control or direct Parent’s operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

4.3.                              Offering Materials.

(a)                                  During the period commencing on November 12, 2003 and ending on the Closing Date, the Company shall provide the Parent and its representatives with monthly financial statements for the Company and its Subsidiaries.

(b)                                 Without limitation to its obligations described in Section 5.2(b), the Company shall provide, and shall cause its Subsidiaries to provide, all reasonable cooperation and assistance in connection with the arrangement of the Financing, including facilitating customary due diligence, participation in meetings and providing certificates, documents and financial reports as may be reasonably requested by Parent.

(c)                                  The Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to cooperate with and assist, and shall use commercially reasonable efforts to cause the independent accountants for the Company and its Subsidiaries (including, for the avoidance of doubt, Amboy Aggregates), to cooperate and assist, Parent in preparing such information packages and offering materials as the parties to the Commitment Letters may reasonably request (collectively, the “Offering Materials”) for use in connection with the offering and/or syndications of debt securities, loan participations and other matters contemplated by the Commitment Letters (the “Offerings”), including, without limitation, (i) making senior management and other representatives of the Company and its Subsidiaries available (at mutually agreeable times) to participate in meetings with prospective investors, participating in “road shows” in connection with any such Offerings and participating in meetings with rating agencies and causing the present and former independent accountants for the Company and its Subsidiaries (including, for the avoidance of doubt, Amboy Aggregates) to participate in drafting sessions related to the preparation of the Offering Materials and making work papers available to the Parent, the underwriters and their respective representatives; (ii) delivering “comfort-letters” in customary form in connection with any Offering; (iii) delivering consents to the inclusion of financial statements required in connection with any Offering registered under the Securities Act; and (iv) providing such information and assistance as the parties to such Commitment Letters may reasonably request in connection therewith.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1.                              Access; Information and Records; Confidentiality.

(a)                                  During the period commencing on November 12, 2003 and ending on the Closing Date, the Company shall, upon reasonable request and notice of Parent, and at Parent’s expense, afford to Parent and it financing sources and their respective counsel, accountants and other representatives reasonable access during normal business hours to its properties, senior management, and Books and Records; provided, that any such access shall be approved in advance by the persons identified in Section 5.1(a) of the Company Disclosure Schedule.

(b)                                 Without the prior written consent of the Company, Parent shall not contact any suppliers to, employees (except pursuant to Section 5.1(a)) or customers of, or Governmental Authorities with jurisdiction over, the Company or its Subsidiaries in connection with or pertaining to any subject matter of this Agreement, unless Parent affords a senior executive employee of the Company the opportunity to listen in on such contact.

(c)                                  During the period commencing on November 12, 2003 and ending on the Closing Date, without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, Parent shall not, nor will it permit any of its counsel, financial advisors and other representatives or Affiliates to, conduct any “Phase II” invasive environmental sampling or testing at any Company property, including of soil, sediment, groundwater or surface water or ambient air.

(d)                                 That certain confidentiality letter, dated August 5, 2003, between the Company and an Affiliate of Parent (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference, shall survive execution of this Agreement in accordance with its terms; provided that such Confidentiality Agreement shall terminate on the earlier of (i) the date specified in such Confidentiality Agreement and (ii) the Effective Time.

(e)                                  Notwithstanding anything herein or in the Confidentiality Agreement or any other agreement among the parties hereto to the contrary, any party subject to confidentiality obligations hereunder or under any related document (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  To the extent not inconsistent with the immediately preceding sentence, this authorization does not extend to disclosure of any other information, including without limitation (i) the identities of participants or potential participants in this transaction, (ii) the existence or status of any negotiations, or (iii) or any other term or detail, or portion of any documents or other materials, not related to the tax treatment or tax structure of the potential transaction.

5.2.                              HSR Act; Reasonable Best Efforts.

(a)                                  The parties agreed, based on the portion of the Merger Consideration payable to holders of Company Class A Common Stock and the representations and warranties made by the other parties hereto in this Agreement, that no filing under the HSR Act is required in connection with the Merger.

(b)                                 Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions to the other party’s obligations to Closing to be satisfied and to the extent any condition to Closing of such party requires action by such party, to cause its own conditions to Closing to be satisfied, including, without limitation, using its reasonable best efforts (i) to obtain any other consents or approvals as are necessary in connection with the consummation of the transactions contemplated hereby or otherwise set forth on Section 6.2(f) of the Company Disclosure Schedule, (ii) to effect all registrations and filings as are necessary or desirable in connection with the consummation of the transactions contemplated hereby, (iii) to defend any lawsuits or other legal proceedings brought against such party, whether judicial or administrative, whether brought by private parties or Governmental Authorities or officials, challenging this Agreement or the consummation of the transactions contemplated hereby, and (iv) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as may be reasonably requested in connection with the foregoing.

(c)                                  Without limitation to its obligations described in Section 5.2(b) above, the Company shall provide, and shall cause its Subsidiaries to provide, all reasonable cooperation and assistance in connection with the arrangement of the Financing, including facilitating customary due diligence, participation in meetings and providing certificates, documents and financial reports as may be reasonably requested by Parent.

(d)                                 Without limitation to its obligations described in Section 5.2(b) above, Parent agrees to use its commercially reasonable best efforts to arrange and obtain the Financing on the terms set forth in the Commitment Letters.  Parent and Merger Sub will keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not consent to any amendment or modification to be made to, or any waiver of any provision or remedy under, the Commitment Letters without the prior written consent of the Company, other than amendments, modifications or waivers that would not impair or delay the consummation of the transactions contemplated hereby.

(e)                                  Without limitation to its obligations described in Section 5.2(b) above, Parent agrees to use its reasonable best efforts to cause the statements made in Section 3.2(j) to be true as of the Effective Time.

(f)                                    Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.2 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has up to then complied in all respects with its obligations under this Section 5.2.

5.3.                              Employee Benefits Matters.

(a)                                  Obligations of Parent; Comparability of Benefits.  Parent shall, or shall cause the Surviving Corporation to, assume all employment-related obligations and agreements with respect to any Company Employees (including (i) recognizing and, as required by law, bargaining with, or continuing to recognize and, as required by law, bargain with, the current exclusive collective bargaining representatives and (ii) honoring, or continuing to honor, all current collective bargaining agreements) set forth on Section 5.3(a) of the Company Disclosure Schedule (the “Assumed Agreements”), which obligations and agreements shall be performed in accordance with their terms; provided that Parent, the Surviving Corporation and each of their respective Subsidiaries shall have full authority to amend or terminate the Assumed Agreements following the Closing Date in accordance with applicable law.

(b)                                 Pre-Existing Limitations; Deductible; Service Credit.  With respect to any Benefit Plans of Parent, the Surviving Corporation or their Affiliates in which Company Employees participate after the Effective Time that are different than the Benefit Plans of the

Company in which such Company Employees participate as of the Effective Time, Parent shall, or shall cause the Surviving Corporation or such Affiliates to: (i) waive, to the extent waived by the Company and its Subsidiaries prior to Closing, all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Company Employees, (ii) provide each Company Employee with credit for any co-payments and deductibles paid by such Company Employee prior to participation in such Parent Benefit Plan (if any) in the plan year that includes the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare Benefit Plan, and (iii) recognize all service of Company Employees with the Company and its current and former affiliates for all purposes of eligibility to participate, vesting and benefit accrual in any Benefit Plan, to the same extent taken into account under a comparable Company Benefit Plan immediately prior to the Effective Time.

5.4.                              Tax Matters.

(a)                                  Allocation of Taxes for Taxable Periods Including But Not Ending On Closing Date.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company, its Subsidiaries and any Group for the portion of the Tax period ending on or before the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and its Subsidiaries and any Group for a Straddle Period which relate to the portion of the Tax period ending on or before the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the portion of the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b)                                 Prior Period Returns.  The Company shall prepare or cause to be prepared all income or franchise Tax Returns required to be filed for taxable periods ending prior to or on the Closing Date and including amended returns, applications for loss carryback refunds and applications for estimated tax refunds, in a manner consistent with past practice (all such income and franchise Tax Returns, amended returns and refund applications are referred to as the “Prior Period Returns”).  Stockholder Representative shall have the right to participate in the preparation of such Prior Period Returns at its own expense.  The Stockholder Representative shall make available to the Parent (and to its accountants and attorneys) any and all books and records and other documents and information in its possession or control requested by Parent to prepare the Prior Period Returns.  The Parent shall provide such Prior Period Returns to the Stockholder Representative not later than 45 days prior to the due date for such returns, including extensions.  The Stockholder Representative shall have 10 days to review and comment on the Prior Period Returns.  If the Parent and the Stockholder Representative cannot agree upon the proper computation of Tax liability for a Prior Period Return, then within 10 days after the Parent provides its comments to the Stockholder Representative, they shall submit the issues in dispute to the Arbiter or such other independent accounting firm of national repute upon which Parent and the Stockholder Representative agree.  The Arbiter shall make its determination not later than five (5) days prior to the deadline to file such return, which determination shall be binding upon all parties hereto.   If any Prior Period Returns reflect an obligation to pay Taxes, then the Stockholder Representative shall execute any joint written authorization required by the Escrow Agent such that such Taxes shall be paid to the Parent from the Holdback Consideration not later than three (3) days prior to the due date for such returns.  The Parent shall file or cause to be filed all such Tax Returns and pay all taxes shown as due thereon.

(c)                                  Straddle Period Returns.  Parent shall prepare or cause to be prepared and file or cause to be filed all income or franchise Tax Returns required to be filed for any Straddle Period, in a manner consistent with past practice (each a “Straddle Period Return”).  Parent shall provide to the Stockholder Representative a copy of any Straddle Period Return, together with a computation of the portion of the Taxes of such Straddle Period that are the responsibility of the holders of Company Common Stock (based on the closing of the books described in this Section 5.4), not later than 45 days prior to the due date for such returns, including extensions.  The Stockholder Representative shall have 10 days to review and comment on the Straddle Period Return.  If the Parent and the Stockholder Representative cannot agree upon the proper computation of Tax liability for a Straddle Period Return, or upon the allocation of Tax liability to the holders of Company Common Stock, within 10 days after the Stockholder Representative provides its comments to the Parent, they shall submit the issues in dispute to the Arbiter or such other independent accounting firm of national repute upon which Parent and the Stockholder Representative agree.  The Arbiter shall make its determination not later than five (5) days prior to the deadline to file such return, which determination shall be binding upon all parties hereto.  If any Straddle Period Returns reflect an obligation to pay Taxes, then the Stockholder Representative shall execute any joint written authorization required by the Escrow Agent such that such Taxes shall be paid to the Parent from the Holdback Consideration not later than three (3) days prior to the due date for such returns.    The Parent shall file or cause to be filed all such Tax Returns and pay all taxes shown as due thereon.

(d)                                 Post-Closing Returns.  Parent shall file any and all other Tax Returns for any Acquired Subsidiary that are not Prior Period Returns or Straddle Period Tax Returns and which are to be filed after the Closing Date.

(e)                                  Allocation of Transaction Tax Benefits.  Notwithstanding anything in this agreement to the contrary, (i) the parties intend that Surviving Corporation and the Buyer receive the benefits of any Transaction Tax Benefits; (ii) to the extent that any Transaction Tax Benefits are taken into account in a Straddle Period, such Transaction Tax Benefits shall be allocated to the portion of the Straddle Period beginning after the Closing Date and the Buyer Indemnifying Persons’ liability for Taxes attributable to the pre-closing portion of such Straddle Period shall be determined without regard to such Transaction Tax Benefits; (iii) to the extent that Transaction Tax Benefits are taken into account in a Tax year ending on or before the Closing Date, the Buyer Indemnifying Persons’ liability for Taxes with respect to such Tax year shall be determined without regard to such Transaction Tax Benefits; and (iv) for avoidance of doubt, neither the Buyer Indemnifying Persons’ liability to indemnify the Buyer Indemnified Persons for Taxes under Section 8.2(a), nor the liability of holders of Company Common Stock to the Parent under Section 5.4(b) or (c), shall be reduced by any Transaction Tax Benefits.

(f)                                    Calculation of Tax Indemnity.  Notwithstanding anything to the contrary contained in Sections 5.4(b), 5.4(c) and 8.2, (i) the Buyer Indemnifying Persons shall not be required to indemnify the Buyer Indemnified Persons under Section 8.2 for any Tax to the extent that a specific item of reserve was established for such Tax and was included as a “consolidated current liability” in the calculation of Closing Working Capital, (ii) holders of Company Common Stock shall not be required to pay any Tax under Section 5.4 (b) and (c) to the extent that a specific item of reserve was established for such Tax and was included as a “consolidated current liability” in the calculation of Closing Working Capital, and (iii) the Buyer Indemnifying Persons shall not be required to indemnify the Buyer Indemnified Persons under Section 8.2, and the holders of Company Common Stock shall not be required to pay under Section 5.4(b) or (c), any withholding Taxes paid with respect to payments under the Bonus Compensation Plan to the extent that such Taxes are treated (as it is intended, for avoidance of doubt, that they be treated) as part of Debt for purposes of calculating the Merger Consideration.

(g)                                 Arbiter Costs.  The fees, costs, and expenses of the Arbiter under Sections 5.2(b) and 5.2(c) (x) shall be borne by the holders of Company Common Stock as of immediately prior to consummation of the Merger in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by the Stockholder Representative (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (y) shall be borne by Parent in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by the Stockholder Representative (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted.

5.5.                              Fees and Expenses.

Whether or not the Merger is consummated, except as otherwise provided herein, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except if the Merger is consummated, the Company shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries (collectively, “Transfer Tax Liabilities”).  As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation of any filing required by the HSR Act and all matters related to the transactions contemplated hereby.

5.6.                              Directors’ and Officers’ Indemnification and Insurance.

(a)                                  [Reserved];

(b)                                 Parent shall cause the Surviving Corporation to maintain in effect (i) in its certificate of incorporation and bylaws for a period of six years after the Effective Time, the current provisions (or provisions which are, in the aggregate, substantially similar in the aggregate to the current provisions) regarding elimination of liability of directors and indemnification of, and advancement of expenses to, officers, directors and employees contained in the certificate of incorporation and bylaws of the Company and (ii) for a period of six years after the Effective Time, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premium paid by the Company for such insurance at the Effective Time; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)                                  The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements (the parties under such agreements being referred to as the “Covered Persons”) set forth on Section 5.6(c) of the Company Disclosure Schedule with the Company’s directors and officers existing at or before the Effective Time.

(d)                                 Notwithstanding any time limit herein to the contrary, if any claim, action, proceeding or investigation (whether arising before, at or after the Effective Time) is made against each present (as of the Effective Time) or former officer, director or employee of the Company and its Subsidiaries (the “D&O Indemnified Persons”) on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.6 (without regard to any such time limit) shall continue in effect until the final disposition of such claim, action, proceeding or investigation.

(e)                                  In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6.

(f)                                    This Section 5.6 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, the D&O Indemnified Persons and the Covered Persons, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the D&O Indemnified Persons and the Covered Persons.

5.7.                              [Intentionally Omitted].

5.8.                              Public Announcements.  The Company and Parent shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts (A) to ensure that all press releases (or portions thereof) and other public statements with respect to the transactions contemplated hereby prior to the Closing shall be consistent with such joint communications plan, and (B) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby prior to the Closing.

5.9.                              Breaches of Representations and Warranties.  During the period from November 12, 2003 and continuing until the Effective Time, the Company as to itself and its Subsidiaries, agrees to promptly advise the Parent of any breach of this Agreement in any material respect by the Company or the Subsidiaries, or any inaccuracy of any representation or warranty made by the Company or its Subsidiaries, under this Agreement or the Company Disclosure Schedule.  In addition, during the period from November 12, 2003 and continuing until the Effective Time, the Parent and Merger Sub agree to promptly advise the Company and the Stockholder Representative of any breach of this Agreement in any material respect by the Parent or Merger Sub, or any inaccuracy of any representation or warranty made by the Parent or Merger Sub, under this Agreement.  In no event shall any disclosure of any such breach or inaccuracy impair the rights and remedies of any party hereto with respect to any breach or inaccuracy by any other Person arising prior to such disclosure.

ARTICLE VI

CONDITIONS PRECEDENT

6.1.                              Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                  No Injunctions or Restraints; Illegality.  No federal, state, local or foreign law, statute, regulation, code, ordinance or decree shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 6.1(a) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.2 shall have been the cause of, or shall have resulted in, such order or injunction.

(b)                                 Antitrust Clearances.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

6.2.                              Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a)                                  Representations and Warranties.  Without giving effect to any disclosure made to Parent pursuant to Section 5.9 hereof, the representations and warranties of the Company contained in this Agreement which are not qualified as to materiality shall be true and accurate in all material respects as of the Closing Date as if made at and as of such date and the representations and warranties of the Company contained in this Agreement which are qualified as to materiality shall be true and accurate in all respects as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period).

(b)                                 Performance of Obligations of the Company.  Without giving effect to any disclosure made to Parent pursuant to Section 5.9 hereof, the Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                  Company Officer Certificate.  Parent shall have received a certificate executed by the chief executive officer or the chief financial officer of the Company on behalf of the Company as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d)                                 Affidavit.  The Company shall deliver to Buyer an affidavit, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) so that Buyer is exempt from withholding any portion of the Merger Consideration thereunder.

(e)                                  Financing.  Parent and/or the Surviving Corporation shall have received no less than $240,000,000 in debt financing pursuant to, and on terms no less favorable to Parent and the Surviving Corporation than those set forth in, the Commitment Letters (collectively, the “Financing”).

(f)                                    Third-Party Consents.  All consents by third parties set forth on Section 6.2(f) of the Company Disclosure Schedule shall have been obtained on terms reasonably satisfactory to Parent.

(g)                                 Equipment Facility.  The Company and its Subsidiaries shall have borrowed not less than $23,000,000 pursuant to a loan and security agreement in form and substance reasonably satisfactory to Parent (the “Equipment Facility”) and shall have used the proceeds of such Equipment Facility (i) to refinance borrowings under the Credit Agreement which were used by the Company to repay and terminate all present and future lease obligations, and other obligations of the Company and its Subsidiaries, in respect of the buy-out of the leases of the Company and/or any of its Subsidiaries for the following vessels:  (A) Florida (official number:  506446), (B) Key West (official number:  684596) and (C) G.L. 184 (official number: 652202) and (ii) for working capital and general corporate purposes, and such Equipment Facility shall be in full force and effect after giving effect to the transactions contemplated hereby without material default thereunder.

(h)                                 Management Arrangements.  Each of Douglas Mackie, Richard Lowry and Deborah Wensel (collectively, the “Senior Managers”) shall be employees of the Company on terms as in effect as of November 12, 2003 or other terms mutually agreeable to the Parent and such Senior Managers and Parent and the Senior Managers shall have agreed to equity arrangements with respect to their ownership in Parent on terms consistent with those set forth on the Management Term Sheet attached hereto as Exhibit D.

(i)                                     Materially Adverse Litigation.  No Proceeding shall be pending against the Parent, the Company or any of the Company’s Subsidiaries wherein an unfavorable judgment, decree, injunction, order or ruling would cause the transactions contemplated hereby to be rescinded or materially and adversely affect the right of Parent to own, operate or control the Company and its Subsidiaries, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects.

(j)                                     No Material Adverse Effect.  Since June 30, 2003, there shall have been no Material Adverse Effect.

(k)                                  Opinion of Company Counsel.  Parent shall have received, from Dechert LLP or other special counsel to the Company and its Subsidiaries, an opinion substantially in the form of Exhibit E attached hereto.

6.3.                              Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a)                                  Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement which are not qualified as to materiality shall be true and accurate in all material respects as of the Closing Date as if made at and as of such date and the representations and warranties of Parent and Merger Sub contained in this Agreement which are qualified as to materiality shall be true and accurate as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period).

(b)                                 Performance of Obligations of Parent.  Parent and Merger Sub shall have performed or complied in all material respects with all material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)                                  Parent and Merger Sub Officer Certificates.  Company shall have received a certificate of the chief executive officer, the chief financial officer or vice president of each of the Parent and Merger Sub on behalf of Parent and Merger Sub as to the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

(d)                                 Opinion of Parent and Merger Sub Counsel.  The holders of Company Common Stock shall have received, from Kirkland & Ellis LLP or other special counsel to the Parent and Merger Sub, an opinion substantially in the form of Exhibit F attached hereto.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1.                              Termination.  This Agreement may only be terminated as provided in Section 7.1.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties only under any of the following conditions:

(a)                                  By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

(b)                                 By either the Company or Parent if the Effective Time shall not have occurred on or before January 30, 2004 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party who is then in material breach of this Agreement;

(c)                                  By either the Company or Parent if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.2) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.2 has been the primary cause of such action or inaction;

(d)                                 By Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 6.2(a) would not be satisfied or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 6.2(b) would not be satisfied, and, in both case (i) and case (ii), such breach (if curable) has not been cured within 30 days after notice to the Company;

(e)                                  By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Parent or

Merger Sub herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied, and, in both case (i) and case (ii), such breach (if curable) has not been cured within 30 days after notice to Parent; or

(f)                                    By the Company by written notice to Parent on or after the eleventh (11th) business day after November 12, 2003; provided that the Company may not terminate this Agreement pursuant to this Section 7.1(f) if, prior to the time that the Company delivers written notice of termination pursuant to this Section 7.1(f), the Company has received from Parent an amendment, among Great Lakes Business Trust No. 1998-1, Wilmington Trust Company, BA Leasing & Capital Corporation, the Company and Great Lakes Dredge & Dock Company, to the Participation Agreement, the Trust Agreement and the Charter Agreement (Definitions) and the Bareboat Charter Agreement, dated as of October 9, 1998, between Great Lakes Business Trust No. 1998-1, as Owner and Great Lakes Dredge & Dock Company, as Charterer, duly executed and delivered by all necessary parties (the “Amendment”), (i) in substantially the form attached as Exhibit G hereto or (ii) otherwise in form and substance reasonably satisfactory to the Company, the Parent and the parties to the Commitment Letters (as indicated in written notice from the Company to the Parent, on the one hand, and the Parent and the parties to the Commitment Letters to the Company, on the other hand, which written notice, in the case of the parties to the Commitment Letters shall include an acknowledgment from such parties that such Amendment shall not form the basis for such parties to fail to perform any of their obligations under the Commitment Letters or have an adverse effect on the Financing contemplated by the Commitment Letters) and accompanied by a waiver duly executed by Parent and Merger Sub and delivered to the Company waiving the consent listed as item number 3 on Section 6.2(f) of the Company Disclosure Schedule as a condition to Parent’s and Merger Sub’s obligations under this Agreement.

7.2.                              Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement arising prior to the Termination Date.

7.3.                              Extension; Waiver.  At any time prior to the Effective Time, each party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (C) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of a party to assert any of its rights hereunder shall not constitute a waiver of such rights, and no single or partial exercise of any right, remedy, power or privilege shall preclude any other or further exercise thereof by any party.  The waiver by any party of any breach of this Agreement, or the failure of any party to require the performance or satisfaction of any term or obligation of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

ARTICLE VIII

INDEMNIFICATION

8.1.                              Survival of Representations, Warranties and Agreements.  The representations, warranties and covenants made by the Company, Parent and Merger Sub (including the representations and warranties set forth in Article III hereof and the representations and warranties set forth in any certificate delivered by the Company, Parent or Merger Sub in connection with this Agreement) shall survive the Closing and shall remain in full force and effect and shall survive until termination of the Indemnification Period.  When used herein, “Indemnification Period” means the period from the Closing Date through and including the eighteen (18) month anniversary of the Closing Date.  The termination of representations, warranties, covenants or agreements shall not affect the rights of a party with respect to any claim thereunder which has been asserted in writing to the Indemnifying Person (as defined herein), such notice to describe the claim in reasonable detail (based on the information available to such party at the time of notice), including the amount (to the extent known), prior to the termination of the relevant Indemnification Period.

8.2.                              Indemnification.

(a)                                  Indemnification by Holders of Company Common Stock.  From and after the Closing Date, the holders of the Company Common Stock (the “Buyer Indemnifying Persons”) shall, on a several but not joint basis, indemnify Parent, Merger Sub, the Surviving Corporation, their respective Subsidiaries and each of its respective directors, officers and employees (the “Buyer Indemnified Persons”) and shall hold each of them harmless from and against, and shall compensate and reimburse any Buyer Indemnified Person for, any loss, liability, claim, Tax, deficiency, penalty, fine, damage or expense (including costs of investigation and reasonable legal fees and expenses) (“Damages”) which are suffered or incurred by any Buyer Indemnified Person or to which any Buyer Indemnified Person may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result as a direct consequence of:

(i)                                     any inaccuracy in or breach of any representation or warranty of the Company or Stockholder Representative contained in this Agreement or in any certificate delivered by or on behalf of the Company or Stockholder Representative in connection with this Agreement; or

(ii)                                  any breach of any covenant or obligation of the Company or Stockholder Representative contained in this Agreement; or

(iii)                               any Taxes of the Company or any of its Subsidiaries or any Group with respect to any Tax year or portion thereof ending on or before the Closing Date and any Taxes of any Person (other than the Company or any of its Subsidiaries (determined in accordance with Section 5.4) for which the Company, any of its Subsidiaries or any Group is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract (including any current or potential contractual obligation to indemnify any other Person with respect to Taxes), or otherwise where the Company, any of its Subsidiaries or any Group became subject to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), became a transferee or successor, entered into a contract or otherwise became liable on or before the Closing Date; or

(iv)                              any decrease in the Common Stock Merger Consideration in accordance with Section 2.10;

provided, however, that the maximum liability of the Buyer Indemnifying Persons as a group for Damages in respect of any claim or claims for indemnification under Article VIII shall not exceed the amount of the Holdback Consideration as of the Closing Date (the “Maximum Amount”); provided, further, that in no event will the Buyer Indemnifying Persons be liable to any Buyer Indemnified Person in respect of any claim for any indemnification under Section 8.2(a)(i) and Section 8.2(a)(ii) unless any individual Damage or series of related Damages exceeds $25,000 (the “Threshold”) and the cumulative total of the Damages suffered by the Buyer Indemnifying Persons exceeds $5,000,000 (the “Basket”), whereupon the Buyer Indemnified Persons shall be entitled to indemnification of all Damages, including the initial $5,000,000, regardless of whether the Threshold has been exceeded.  Notwithstanding anything to the contrary set forth in this Agreement, in no event shall any Damages arising from breach of representations and warranties made in Section 3.1(c), Section 3.1(d)(i) or Section 3.1(m) or any claim for indemnification under Section 8.2(a)(iii) or Section 8.2(a)(iv) be subject to the Threshold or the Basket and the Buyer Indemnified Persons shall be entitled to recover for Damages from any such breach without regard to the Threshold or the Basket.  For the avoidance of doubt, it is understood that “Damages” shall not include punitive, special, consequential or other similar damages, diminution in value or lost profits; provided, however that Damages shall include punitive, special, consequential or other similar damages, diminution in value or lost profits payable by Buyer Indemnified Persons to third parties.

(b)                                 Indemnification by Parent.  From and after the Closing Date, the Parent (the “Seller Indemnifying Person”) shall hold harmless and indemnify the holders of Company Common Stock and, in the case of any entity, each of its respective directors, officers and employees (the “Seller Indemnified Persons” and, together with the Buyer Indemnified Persons, the “Indemnified Persons”) and shall hold each of them harmless from and against, and shall compensate and reimburse any Seller Indemnified Person for, any Damages which are suffered or incurred by any Seller Indemnified Person or to which any Seller Indemnified Person may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result as a direct consequence of:

(i)                                     any inaccuracy in or breach of any representation or warranty of Parent or Merger Sub contained in this Agreement or in any certificate delivered by the Parent or Merger Sub in connection with this Agreement;

(ii)                                  any breach of any covenant or obligation of the Parent or Merger Sub contained in this Agreement; or

(iii)                               any increase in the Common Stock Merger Consideration in accordance with Section 2.10;

provided, however, that the Seller Indemnifying Persons as a group shall not have any liability for Damages pursuant to this Article VIII for any amounts in excess of the Maximum Amount; provided, further, that in no event will the Seller Indemnifying Persons be liable to any Seller Indemnified Person under Section 8.2(b)(i) or Section 8.2(b)(ii) for Damages unless any individual Damage or series of related Damages exceeds the Threshold and the cumulative total of the Damages suffered by the Seller Indemnifying Persons exceeds the Basket, whereupon the Seller Indemnified Persons shall be entitled to indemnification of all Damages, including the initial $5,000,000, regardless of whether the Threshold has been exceeded.

(c)                                  Third-Party Claims.  The obligations and liabilities of any party hereto against which indemnification is sought hereunder with respect to claims resulting from the assertion of liability by third parties shall be subject to this Section 8.2(c).

(i)                                     Promptly after receipt by any Indemnified Person of notice of any demand or claim or the commencement of any action, proceeding or investigation (an “Asserted Liability”) that could reasonably be expected to result in Damages, the Indemnified Person shall give notice thereof (a “Claims Notice”) to any other party obligated to provide indemnification pursuant to Section 8.2(a) or Section 8.2(b) (the “Indemnifying Persons”); provided that notwithstanding the foregoing, delivery of a Claims Notice from a Buyer Indemnified Person to the Stockholder Representative shall be deemed to satisfy the requirements of this sentence.  Each Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Damages that have been or may be suffered by the Indemnified Person.  The rights of any Indemnified Person to be indemnified hereunder shall not be adversely affected by its failure to give, or its failure to timely give, a Claims Notice with respect thereto unless, and if so, only to the extent that, the Indemnifying Person is prejudiced thereby.

(ii)                                  The Indemnifying Person shall have the right, exercisable by written notice to the Indemnified Person within 60 days of receipt of a Claims Notice from the Indemnified Person, to assume the defense of such Asserted Liability, using counsel selected by the Indemnifying Person and reasonably acceptable to the Indemnified Person, if, but only if, the Indemnifying Person first agrees in writing that (i) the Indemnifying Person is responsible without a reservation of rights for all Damages relating to all matters referenced in the Claims Notice (including all Asserted Liabilities) (except to the extent that the Indemnifying Person is not responsible for such Damages as a result of application of the proviso to Section 8.2(a) or

8.2(b), as the case may be), (ii) that it will provide full indemnification to the Indemnified Person for all Damages relating to such claim (except to the extent that the Indemnifying Person is not responsible for such Damages as a result of application of the proviso to Section 8.2(a) or 8.2(b), as the case may be), and (iii) that the Indemnifying Person is capable of paying any such Damages or that there is a sufficient amount in the Escrow Fund to satisfy such Damages (determined after deduction for any claims then pending against the escrow); provided that notwithstanding anything else herein to the contrary, the Indemnifying Person shall not have the right to assume or continue control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Person, (x) if the claim which the Indemnifying Person seeks to assume or continue control (A) involves a claim in which the monetary damages being alleged by a third-party exceed, or otherwise would reasonably be likely to exceed, the amount in the Escrow Fund minus the amount of any claims pending against the Escrow Fund or, (B) seeks non-monetary relief, (C) involves criminal allegations or (D) involves a claim in which an adverse determination would reasonably be likely to result in a Material Adverse Effect or (y) if the Indemnified Person reasonably determines that the Indemnifying Person is not diligently pursuing such defense.  Should the Indemnifying Person elect to assume the defense of the Asserted Liability and agree to conditions (i), (ii) and (iii) in the immediately foregoing sentence, the Indemnifying Person shall not be liable to the Indemnified Person for legal expenses incurred by the Indemnified Person in connection with the defense thereof after the Indemnifying Person assumes the defense thereof.  Subject to the foregoing, if the Indemnifying Person elects to compromise or defend such Asserted Liability, the Indemnified Person shall cooperate, and the Indemnifying Person shall reimburse the Indemnified Person for the reasonable-out-of pocket expenses incurred by the Indemnifying Person in connection with his, her or its cooperation, in the compromise of, or defense against, such Asserted Liability, but only to the extent that such cooperation does not require a waiver of the attorney-client privilege.  If the Indemnifying Person elects not to compromise or defend the Asserted Liability or fails to notify the Indemnified Person of its election as herein provided, the Indemnified Person may pay, compromise or defend such Asserted Liability.  The Indemnified Person and the Indemnifying Person may participate, at their own expense, in the defense of such Asserted Liability.  If the Indemnifying Person chooses to defend any claim, the Indemnified Person shall, make available to the Indemnifying Person any books, records or other documents within its control, and the reasonable assistance of its employees, for which the Indemnifying Person shall be obliged to reimburse the Indemnified Person the reasonable out-of-pocket expenses of making them available.  Regardless of whether the Indemnifying Person elects to assume the defense of the Asserted Liability in accordance with the terms hereof, to the extent that any Asserted Liability relates to unpaid Taxes and such unpaid Taxes must be paid in order to contest the Asserted Liability, the Indemnifying Person shall pay such unpaid Taxes (but in no event more than the amount of such unpaid Taxes for which the Indemnifying Person would be required to indemnify the Indemnified Person under the terms of this Agreement).  To the extent that any Tax paid in order to contest an Asserted Liability relating to Taxes is subsequently refunded (or otherwise credited to the Indemnified Person), such amount shall be paid (i) first, to the Indemnified Person to the extent the Indemnified Person paid any amount to contest such Tax (plus any related interest paid thereon), (ii) second, if any amounts remain after the payment described in (i) and if the Indemnifying Person is a Buyer Indemnifying Person, to the Escrow

Fund to the extent there are any open claims or potential claims against the Escrow Fund, (iii) third, if any amounts remain after the payments described in (i) and (ii), to the Indemnifying Person (not to exceed the amount paid by the Indemnifying Person pursuant to the prior sentence plus any related interest paid thereon), and (iv) fourth, to the extent that any amounts remain after the payments described in (i), (ii), and (iii), to the Indemnified Party.

(iii)                               If any Indemnifying Person has assumed the defense of an Asserted Liability in accordance with the terms hereof, he, she or it shall have the right to consent to the entry of judgment with respect to, or otherwise settle such Asserted Liability without the consent of the Indemnified Person if (i) the settlement involves solely monetary damages, (ii) the Indemnifying Person expressly agrees in writing to the Indemnified Person that, as between the two, the Indemnifying Person is solely obligated to satisfy and discharge the claim, including in the case where the Indemnifying Person is a Buyer Indemnifying Person, by virtue of payments from the Escrow Fund in accordance with the procedure set forth in Section 8.3, (iii) the settlement contains a complete release of the Indemnified Person without further liability thereto and any underlying Proceeding against the Indemnified Person is dismissed with prejudice, and (iv) with respect to any Asserted Liability that relates to Taxes, the settlement would not have the effect of increasing the Tax liability of the Company or any of its Subsidiaries or any Group for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries or any Group existing on the Closing Date.  If the foregoing conditions are not satisfied, the Indemnifying Person shall have the right to consent to the entry of judgment with respect to, or otherwise settle such Asserted Liability only upon receipt of the written consent of the Indemnified Person, which consent shall not be unreasonably withheld.  If the Indemnified Person does not give such consent, the Indemnifying Party shall resume the diligent defense of the Asserted Liability.  Regardless of whether the Indemnifying Party elects to assume the defense of the Asserted Liability in accordance with the terms hereof, the Indemnified Persons shall not admit any liability with respect to, consent to the entry of judgment with respect to, or otherwise settle such Asserted Liability without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld.

8.3.                              Escrow Arrangements.

(a)                                  Escrow Fund.  As security for the indemnity provided for in Section 8.2 and the adjustment to the Common Stock Merger Consideration provided for in Section 2.10(d) and by virtue of this Agreement, Parent shall deposit or cause to be deposited with the Escrow Agent (as defined below) the Holdback Consideration.  Immediately after the Effective Time, the Holdback Consideration will be deposited with the Exchange Agent, or another institution acceptable to the Stockholder Representative, in its reasonable discretion, to act as escrow agent (the “Escrow Agent”), which institution shall execute a joinder hereto or an escrow agreement containing provisions substantially similar to this Section 8.3, such deposit to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein.

(b)                                 Escrow Period; Distribution upon Termination of Escrow Period.  Subject to the following requirements, the Escrow Fund shall be in existence immediately following the

Effective Time and shall terminate on the eighteen-month anniversary of the Closing Date (such period being the “Escrow Period”); provided, however, that following the Closing Statement becoming final and binding on the parties in accordance with Section 2.10 and disbursement of funds in accordance with Section 8.3(e)(ii), if the Holdback Adjustment Amount was added to the Holdback Consideration, the Escrow Agent shall deliver to holders of Company Common Stock an amount equal to the Holdback Adjustment Amount minus any amounts paid to Parent from the Holdback Adjustment Amount (with it being understood, however, that in no event shall any distribution be made pursuant to this sentence to the extent that, at the time of such distribution or as a result of such distribution, the aggregate amount in the Escrow Fund is or would be less than the excess of (i) $20,000,000 (plus interest thereon from the Closing Date through and including the date of distribution) over (ii) the portion of the Holdback Consideration released from the Escrow Fund to Buyer Indemnified Persons prior to the date of distribution as a result of claims for indemnification pursuant to Sections 8.2(a)(i), 8.2(a)(ii) or 8.2(a)(iii)); provided, further, however, that the Escrow Period shall not terminate with respect to any amount of an unsatisfied claim specified in any Parent Officer’s Statement, Purchase Price Adjustment Statement or Purchase Price Adjustment Notice (each, as defined below) delivered to the Escrow Agent prior to termination of such Escrow Period.  The Escrow Funds not subject to unsatisfied claims as contemplated by this Section 8.3 (the “Remaining Holdback Consideration”) shall be delivered to the holders of the Company Common Stock upon the termination of the Escrow Period.  As soon after the date for release of any portion of the Holdback Consideration as any such claims have been resolved, the Escrow Agent shall deliver to holders of Company Common Stock the remaining portion, if any, of the Escrow Fund not required to satisfy any claims then pending as additional Holdback Consideration.  Each holder of Company Common Stock shall be entitled to his, her or its Pro Rata Share of any distribution made to holders of Company Common Stock pursuant to this Section 8.3(b); provided that notwithstanding anything herein to the contrary, the Stockholder Representative, pursuant to the Escrow Distribution Instructions, instructs the Escrow Agent and the Parent, Merger Sub and the Company that, in its capacity as a holder of Company Common Stock, the Pro Rata Share of any distribution of the Escrow Fund to which the Stockholder Representative, in its capacity as a holder of Company Common Stock, is entitled shall instead be paid to the designees of the Stockholder Representative for the percentage of any such distribution set forth for such designee in the Escrow Distribution Instructions and the Stockholder Representative shall (without regard to any limitation on indemnification set forth herein) indemnify the Escrow Agent, Parent, Merger Sub, the Company and their respective Affiliates for any distribution of any portion of the Escrow Fund to which the Stockholder Representative is otherwise entitled in accordance with the terms of the Escrow Distribution Instructions.

(c)                                  Investment of Escrow Fund.

(i)                                     Pending disbursement of the Escrow Fund, the Escrow Agent shall invest, at the discretion of the Stockholder Representative, the Escrow Fund in Permitted Investments (as defined below) and no investments other than Permitted Investments.  All interest, dividends and other income earned on the Escrow Fund shall be retained by the Escrow Agent as part of the Escrow Fund.  Each holder of Company Common Stock (or designees thereof, in the case of the Stockholder Representative) shall include in income its Pro Rata Share of any interest, dividends and other income earned on the Escrow Fund and issued to such holder, and the Escrow Agent shall satisfy its reporting obligations with respect to such interest, dividends and other income consistent with this sentence, including through the provision of any relevant forms to such holders of Company Common Stock.  For purposes of this Section 8.3, “Permitted Investments” shall mean (i) money market funds consisting of short-term U.S. Treasury securities (including the One Group U.S. Treasury Securities Money Market Class I Shares), (ii) obligations of or guaranteed by the United States of America or any agency thereof, either outright or in connection with repurchase agreements covering such obligations with a maturity not later than one year from the date of investment, and (iii) such other investments as may be specified from time to time to the Escrow Agent by joint written instructions of Parent and Stockholder Representative.

(ii)                                  As and when any amount is needed for a payment pursuant to this Section 8.3, the Escrow Agent shall cause a sufficient amount of the Permitted Investments, to the extent remaining, to be converted into cash.

(d)                                 Protection of Escrow Fund.  The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

(e)                                  Claims Upon Escrow Fund.

(i)                                     Indemnification.

(1)                                  Subject to Section 8.2, 41 days after receipt by the Escrow Agent, at any time on or before the last day of the Escrow Period, of a statement signed by any officer of Parent (the “Parent Officer’s Statement”) (A) stating that a Buyer Indemnified Person has paid or may be required to make a payment for Damages and (B) specifying in reasonable detail the individual items of Damages included in the amount so stated and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 8.2 hereof, deliver to Parent out of the applicable Escrow Fund, as promptly as practicable, a cash amount equal to the amount of such Damages.

(2)                                  Objections to Claims.  At the time of delivery of any Parent Officer’s Statement to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative, and for a period of forty (40) calendar days after such delivery, the Escrow Agent shall make no delivery to Parent of any amounts in any Escrow Fund pursuant to this Section 8.3(e)(i) unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery.  After the expiration of such 40-day period, the Escrow Agent shall make delivery of a cash amount from the applicable Escrow Fund in accordance with this Section 8.3(e)(i); provided, however, that no such payment or delivery may be made if the Stockholder Representative shall object in a written statement to the claim made in the Parent Officer’s Statement, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such 40-day period.

(ii)                                  Adjustment to Net Purchase Price.

(1)                                  Subject to Section 2.10, ten Business Days after receipt by the Escrow Agent at any time on or before the last day of the Escrow Period (unless a Purchase Price Adjustment Notice has been delivered in accordance with Section 8.3(e)(ii)(3) below) of a statement signed by any officer of Parent (the “Purchase Price Adjustment Statement”) (A) stating that the Closing Statement has become final and binding on the parties in accordance with Section 2.10 and (B) presenting the calculation of the Final Adjustment Amount plus the Adjustment Interest to be distributed to Parent, the Escrow Agent shall, subject to the provisions of Section 2.10 hereof, deliver to Parent out the applicable Escrow Fund, as promptly as practicable, the cash amount specified in the Purchase Price Adjustment Statement.

(2)                                  Objections to Adjustment.  At the time of delivery of any Purchase Price Adjustment Statement to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative and for a period of ten Business Days after such delivery, the Escrow Agent shall make no delivery to Parent of any amounts in any Escrow Fund pursuant to this Section 8.3(e)(ii) unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery.  After the expiration of such ten-Business Day period, the Escrow Agent shall make delivery of a cash amount from the applicable Escrow Fund in accordance with this Section 8.3(e)(ii); provided, however, that no such payment or delivery may be made if the Stockholder Representative shall object in a written statement to the statements made in the Purchase Price Adjustment Statement, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such ten-Business Day period.

(3)                                  Purchase Price Adjustment Notice.  If the Closing Statement is not final on or prior to the last day of the Escrow Period, the Parent shall submit to the Escrow Agent on or before the last day of the Escrow Period a certificate signed by any officer of the Parent (the “Purchase Price Adjustment Notice”) (A) stating that the Closing Statement has not become final and binding on the parties in accordance with Section 2.10 and (B) presenting the Notice of Disagreement, the calculation of the Final Adjustment Amount plus the Adjustment Interest, and stating the maximum amount that could be distributed to Parent pursuant to the provisions of Section 2.10 if all items listed in the Notice of Disagreement are resolved in favor of the Parent, which amount shall be the amount of the “unsatisfied claim” for purposes of Section 8.3(b).

(f)                                    Resolution of Conflicts.  In case the Stockholder Representative shall object in writing to any claim or claims made in any Parent Officer’s Statement, the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both the Stockholder Representative and Parent and shall be furnished to the Escrow Agent.  In case the

Stockholder Representative shall object in writing to any claim or claims specified in any Parent Officer’s Statement, the Purchase Price Adjustment Statement or the Purchase Price Adjustment Notice, the Escrow Agent shall not make any distribution from the Escrow Fund with respect to such claims until such time as there is delivered to the Escrow Agent (i) joint written instructions or memorandum executed by the Parent and the Stockholder Representative, or (ii) in the case of a claim or claims referenced in a Parent Officer’s Statement, the written determination of a court of competent jurisdiction or duly convened dispute resolution panel or (iii) in the case of a claim or claims referenced in a Purchase Price Adjustment Statement or Purchase Price Adjustment Notice, the written determination of the Arbiter.  The Escrow Agent shall be entitled to rely on any such memorandum or written determination and distribute a cash amount from the Escrow Fund in accordance with the terms thereof.

(g)                                 Escrow Agent’s and Exchange Agent’s Duties.

(i)                                     For purposes of this Section 8.3(g), all references to the Escrow Agent shall also be deemed to be references to the Exchange Agent, and the Exchange Agent shall be entitled to all of the rights and protections provided to the Escrow Agent as if specifically referred to herein.

(ii)                                  The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written exchange or escrow instructions which the Escrow Agent may receive on or after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.  The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(iii)                               The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court.  In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iv)                              The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(v)                                 The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(vi)                              In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for negligence or willful misconduct on the part of the Escrow Agent.  The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority.  In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel.  The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

(vii)                           If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it.  The Escrow Agent may hold the Escrow Fund and all documents and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement.  In such event, the Escrow Agent will not be liable for damage.  Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves.  The Escrow Agent is authorized to deposit with the clerk of the court the Escrow Fund and all documents held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay.  Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.  The obligations of the parties under this Section 8.3(g) shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

(viii)                        The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter other than arising out of its negligence or willful misconduct.

(ix)                                The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice.  If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall appoint a successor escrow agent or shall request a court of competent jurisdiction to appoint a successor.  The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent.  Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(h)                                 Fees.  All fees of the Escrow Agent for performance of its duties hereunder shall be paid out of the Escrow Fund as Parent and the Escrow Agent shall agree.  It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement.  In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.  In the event that moneys on deposit hereunder are insufficient to pay the fees and expenses of the Escrow Agent hereunder, the Parent shall be obligated to pay such fees and expenses.  The Escrow Agent shall have, and is hereby granted, a prior lien upon any property, cash, or assets of the Escrow Fund, with respect to its unpaid fees, nonreimbursed expenses and unsatisfied indemnification rights superior to the interests of any other persons or entities.  The Escrow Agent shall be entitled and is hereby granted the right to set off and deduct any unpaid fees, nonreimbursed expenses and/or unsatisfied indemnification rights from amounts on deposit in the Escrow Fund.

(i)                                     Consequential Damages.  In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j)                                     Exclusive Remedy.  Except for any claim or proceeding for fraud, (ii) except for any claim or proceeding against a holder of Company Common Stock in its individual capacity for breach by such holder of Section 8.6 or Section 8.7 of this Agreement or any representation, warranty, covenant or agreement made by such holder in the Letter of Transmittal, and (iii) any claim or proceeding against the Escrow Agent or Parent for distribution of funds to designees of the Stockholder Representative as set forth in the Direction Letter or the Escrow Distribution Instructions, Parent and Merger Sub acknowledge and agree that their sole and exclusive remedy for Damages with respect to any and all claims relating to the subject matter of this Agreement shall be satisfied by distribution from the Escrow Fund in accordance with the provisions of this Section 8.3.  Any breach of Section 8.6 or Section 8.7 of this Agreement or representation, warranty, covenant or agreement made by such holder in the Letter of Transmittal shall not be subject to any of the limitations on or procedures for indemnification set forth herein, and the Buyer Indemnified Persons expressly reserve all rights and remedies with respect thereto.

(k)                                  Successor Escrow Agents.  Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust or escrow business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under the escrow agreement without further act.

8.4.                              Other Limitations.

(a)                                  Except for (i) any claim or proceeding for fraud, (ii) except for any claim or proceeding against a holder of Company Common Stock in its individual capacity for breach by such holder of Section 8.6 or Section 8.7 of this Agreement or any representation, warranty, covenant or agreement made by such holder in the Letter of Transmittal, and (iii) any claim or proceeding against the Escrow Agent or Parent for distribution of funds to designees of the Stockholder Representative as set forth in the Direction Letter or the Escrow Distribution Instructions, the sole and exclusive remedy for Damages with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII.  Any breach of Section 8.6 or Section 8.7 of this Agreement or representation, warranty, covenant or agreement made by such holder in the Letter of Transmittal shall not be subject to any of the limitations on or procedures for indemnification set forth herein, and the Buyer Indemnified Persons expressly reserve all rights and remedies with respect thereto.

(b)                                 Notwithstanding anything to the contrary contained herein, for purposes of determining whether there has been a breach and the amount of any Damages that are the subject matter of a claim for indemnification hereunder, the limitations on indemnification set forth herein (i.e., the Basket, the Maximum Amount and the Threshold) shall be the materiality standard for all purposes hereunder and, therefore, each representation, warranty and other provision contained in this Agreement and each certificate delivered pursuant hereto shall be read without regard and without giving effect to any materiality or Material Adverse Effect standard or qualification contained in such representation or warranty (as if such standard or qualification were deleted from such representation and warranty).

(c)                                  The amount of any Damages for which indemnification is provided under any of Sections 8.2(a) and 8.2(b) shall be without reduction for any Tax Benefits (defined below) available to the Indemnified Person.  However, to the extent that the Indemnified Person recognizes Tax Benefits as a result of any Damages, the Indemnified Person shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Person with respect to such Damages) to the Indemnifying Person as such Tax Benefits are actually recognized by the Indemnified Person. For this purpose, the Indemnified Person shall be deemed to recognize a tax benefit (“Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Person’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Damages from all taxable years, exceeds the Indemnified Person’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Damages for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items claimed for any taxable year). The Indemnifying Person shall reimburse the Indemnified Person for any payments of Tax Benefits pursuant to this Section 8.4(c) if and to the extent that the Indemnified Person’s right to such Tax Benefits is successfully challenged by a taxing authority.  The amount of any Damages for which indemnification is provided under any of Sections 8.2(a) and 8.2(b) shall be grossed-up if and to the extent that any Taxes are owed by the Indemnified Person as a result of the receipt of any payment for Damages under this Section 8 (including any Taxes attributable to payments pursuant to this sentence).

(d)                                 If after payment of any claim by an Indemnifying Person to an Indemnified Person, such Indemnified Person receives insurance proceeds on account of the Damages indemnified by such payment, such Indemnified Person shall pay to the Indemnifying Person the amount of such insurance proceeds minus the legal and other reasonable out-of-pocket costs and expenses incurred by such Indemnified Person, if any, in seeking the payment of such insurance proceeds from the insurer or insurers who insured against such Damages but only to the extent that, had the Indemnified Person received such net insurance proceeds prior to the original payment by the Indemnifying Person to the Indemnified Person, the latter payment would have been reduced on account of such insurance proceeds.

(e)                                  Except for Damages relating to Taxes (which shall be governed by Section 5.4(f) hereto), the amount of Damages for which indemnification is provided with respect to a claim for indemnification under Section 8.2(a)(i) or 8.2(a)(ii) shall be reduced, with respect to any such claim for indemnification, to the extent (but only to the extent) that (i) a specific item of reserve was established with respect to the subject matter of such claim for indemnification and was included as a “consolidated current liability” in the calculation of Closing Working Capital and (ii) the amount attributable to such specific item of reserve and included as a “consolidated current liability” in the calculation of Closing Working Capital exceeded the average of the amount of the reserve with respect to such specific item of reserve as set forth on the Company’s balance sheets for the twelve consecutive one-month periods beginning with the month ended October 31, 2002 and ending with the month ended September 30, 2003.

8.5.                              Stockholder Representative; Approval of Holders of Company Common Stock.

(a)                                  Vectura Holding Company LLC shall be constituted and appointed as agent (“Stockholder Representative”) for and on behalf of the holders of the Company Common Stock to give and receive notices and communications, to authorize distribution to Parent or any Buyer Indemnified Person of all or a portion of the Escrow Fund in satisfaction of claims by Parent or any Buyer Indemnified Person, to object to such distribution to Parent of the Escrow Fund, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing.  Such agency may be changed by the holders of the Company Common Stock, with the vote of the holders of the Company Common Stock to be determined by their Pro Rata Share upon not less than ten Business Days’ prior written notice to Parent.  No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall receive no compensation for his/her services.  Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the holders of Company Common Stock.

(b)                                 The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and not in a manner constituting gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(c)                                  The approval by the holders of the Merger by the Required Company Vote shall be deemed to be approval of the terms of the provisions of this Article VIII, including the appointment of the Stockholder Representative.

(d)                                 A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all holders of the Company Common Stock and shall be final, binding and conclusive upon each such holder of Company Common Stock, and Parent, Merger Sub and the other Buyer Indemnified Persons may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of each every such holder of Company Common Stock.  Parent, Merger Sub and the other Buyer Indemnified Person are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

8.6.                              Waiver.  Each holder of Company Stock, on behalf of itself, and its Affiliates, successors and assigns, hereby agrees that neither such holder nor any of its Affiliates, successors or assigns shall make any claim for indemnification against the Surviving Corporation or any of its Subsidiaries by reason of the fact that such holder or such Affiliate is or was a stockholder, director, officer, employee or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Buyer Indemnified Persons against any holder for breach by such holder of this Agreement or any of the representations, warranties, covenants or agreements made by such holder in the Letter of Transmittal, and each holder of Company Stock, on behalf of itself, and its Affiliates, successors and assigns, hereby acknowledges and agrees that neither such holder nor any of its Affiliates, successors or assigns shall have any claim or right to contribution or indemnity from the Surviving Corporation or any of its Subsidiaries with respect to any amounts paid or payable by any holder or any of its Affiliates, successors and assigns, or paid by any holder for breach by such holder of this Agreement or any of the representations, warranties, covenants or agreements made by such holder in the Letter of Transmittal.  Except for claims by a holder of Company Stock that is an employee, officer or director of the Company and its Subsidiaries (A) arising out of this Agreement or any other agreement, certificate or other document executed by Parent in favor of such Person in connection with the transactions contemplated hereby, (B) for salary, bonus and employee benefits, (C) for vacation pay, (D) for expense reimbursement obligations to such holder of Company Stock, (E) for any rights to indemnification or reimbursement from the Company or any of its Subsidiaries with respect to claims not known by such holder as of November 12, 2003 pursuant to the Certificate of Incorporation or Bylaws or the similar organizational documents of its Subsidiaries, (F) from any written obligation of the Company or its Subsidiaries to make claims on behalf of such employee, officer or director under any insurance policies of the Company or its Subsidiaries, (G) arising under any Benefit Plans or (H) for health care continuation coverage intended to comply with the Consolidated Omnibus Budget Reconciliation Act of 1985, effective upon the Closing, each holder of Company, on behalf of itself and its Affiliates, successors and assigns, hereby irrevocably waives, releases and discharges the Surviving Corporation and its Subsidiaries from any and all liabilities and obligations to such holder or any of its Affiliates, successors and assigns, of any kind or nature whatsoever arising at or prior to the Effective Time, whether in its or his capacity as a shareholder, officer or director of the Company or any of its Subsidiaries or otherwise (including in respect of any rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements or instruments executed and delivered in connection herewith) or otherwise at law or equity, and each holder of Company Stock agrees on behalf of itself, and its affiliates, successors and assigns, that none of the foregoing shall seek to recover any amounts in connection therewith or thereunder from the Surviving Corporation or any of its Subsidiaries.  Each holder of Company Stock further irrevocably waives, releases and discharges the Parent, the Surviving Corporation and their respective Subsidiaries from any liability relating from its reliance on, or payment of the Preferred Stock Merger Consideration and Preferred Per Share Merger Consideration in accordance with, the Preferred Allocation Certificate.  Each Rollover Participant acknowledges and agrees that the aggregate Merger Consideration to which such Rollover Participant would otherwise be entitled but for the exchange of Rollover Shares for Parent Shares is reduced by the value of the Parent Shares to which such Rollover Participant is entitled in respect of his or her Rollover Common Shares.

8.7.                              Confidentiality.  Each holder of Company Stock shall treat and hold as confidential any information concerning the business and affairs of the Company and its Subsidiaries (the “Confidential Information”); provided, that Confidential Information shall not include information that is or becomes generally publicly available other than as a result of a breach of this Agreement by a holder of Company Stock or other agreement to which such holder is party, or is independently acquired or developed by a holder of Company Stock without violating any of its obligations under this agreement.  In addition, each holder of Company Stock shall refrain from using any of the Confidential Information except in connection with this

Agreement or services on behalf of and for the benefit of the Company and its Subsidiaries after the Closing, and deliver promptly to the Surviving Corporation, at the request and option of the Surviving Corporation, all tangible embodiments (and all copies) of the Confidential Information which are in his possession or under his control.  In the event that any holder of Company Stock is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such holder of Company Stock shall notify the Surviving Corporation promptly of the request or requirement so that the Surviving Corporation may seek an appropriate protective order or waive compliance with the provisions of this Section 8.7.  If, in the absence of a protective order or the receipt of a waiver hereunder, any holder of Company Stock is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such holder of Company Stock may disclose the Confidential Information to the tribunal; provided that such disclosing holder of Company Stock shall use his reasonable best efforts to obtain, at the request of the Surviving Corporation, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Surviving Corporation shall designate.

8.8.                              Section 2.1 Transactions.  Notwithstanding anything to the contrary set forth in this Agreement, the Company and the Stockholder Representative (including in its capacity as a holder of Company Stock) shall not be liable to any Buyer Indemnified Person for any Damages arising from any breach or inaccuracy of any representation, warranty or covenant contained in Section 2.1 (other than for breach of the last sentence of Section 2.1).

ARTICLE IX

GENERAL PROVISIONS

9.1.                              Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (A) on the date of delivery if delivered personally, (B) upon confirmation of receipt if delivered by facsimile, (C) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (D) on the third Business Day following the date of mailing if delivered by registered or certified first-class mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)                                  if to Parent or Merger Sub, to:

c/o Madison Dearborn Partners, LLC

Three First National Plaza

70 W. Madison, Suite 3800

Chicago, IL 60602

Fax:  (312) 895-1100

Attention:  Samuel M. Mencoff

Thomas S. Souleles

with a copy to:

Kirkland & Ellis LLP

200 E. Randolph Dr.

Chicago, IL 60601

Fax:  (312) 861-2200

Attention:  William S. Kirsch, P.C.

(b)                                 if to the Company to:

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, IL 60523

Fax:   (630) 574-2909

Attention: Chief Executive Officer

with a copy to:

Vectura Holding Company LLC

399 Park Avenue

New York, New York  10043

Fax:  (212) 888-2940

Attention:  Michael A. Delaney

with a copy to:

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, Pennsylvania

Fax:  (215) 994-2222

Attention:  John D. LaRocca, Esq.

(c)                                  If to the Stockholder Representative to:

Vectura Holding Company LLC

399 Park Avenue

New York, New York  10043

Fax:  (212) 888-2940

Attention:  Michael A. Delaney

with a copy to:

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, Pennsylvania

Fax:  (215) 994-2222

Attention:  John D. LaRocca, Esq.

(d)                                 If to the Escrow Agent to:

J.P. Morgan Trust Company

55 W. Monroe Street, 15th Floor

Chicago, IL 60670

Fax:  (312) 336-2649

Attention:  Timothy P. Martin

9.2.                              Interpretation.  References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.  The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”.  Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.  All references to contracts, agreements, leases or other arrangements shall refer to oral as well as written matters. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, all references to “holders of Company Common Stock” or “holdings of Company Common Stock” shall, except as where stated otherwise, be deemed references to holders or holders of Company Common Stock as of immediately prior to the Management Rollover Transaction.

9.3.                              Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

9.4.                              Entire Agreement.  This Agreement (including any exhibits or annexes hereto, the documents referred to herein (including the Capital Expenditure Budget, the Capitalization Side Letter, the Direction Letter, the Escrow Distribution Instructions, the Conrad Side Letter and the Funds Flow Memorandum) and the Company Disclosure Schedule) constitutes the entire agreement among all the parties hereto and supersedes all prior agreements, understandings, oral and written, among all the parties with respect to the subject matter hereof, including the Prior Agreement.

9.5.                              No Third-Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.  Nothing in this

Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than Article VIII and Section 5.6 (each of which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

9.6.                              Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Notwithstanding anything set forth in this Section 9.6 or elsewhere in this Agreement to the contrary, in no event shall the written consent of any other Person be required for an assignment of any rights, interests or obligations under this Agreement by Parent, Merger Sub or the Surviving Corporation to (i) any Affiliate thereof, (ii) any lender for collateral security purposes, (iii) any purchaser, transferee or assignee of all or any portion of the equity, assets or liabilities of Parent, Merger Sub or the Surviving Corporation, or (iv) any successor or assignee of Parent’s or Merger Sub’s rights, interests and obligations hereunder (including any successor or assignee arising by operation of law).

9.7.                              Amendment and Modification; No Waiver.  This Agreement may be amended, modified and supplemented by a written instrument authorized and executed (a) on behalf of Parent and the Company at any time prior to the Closing Date with respect to any of the terms contained herein and (b) on behalf of Parent and the Stockholder Representative at any time after the Closing Date with respect to any of the terms contained herein.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder (with it being understood that a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another party notwithstanding whether any employee, representative or agent of the party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such party).

9.8.                              Enforcement; Jurisdiction.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity subject to the terms hereof.  In addition, each of the parties hereto (A) consents to submit itself to the personal jurisdiction of the federal courts of the United States located in the City of New York, Borough of Manhattan, State of New York or any court of the State of New York located in such district in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (C) agrees that it will not bring any Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of New York.

9.9.                              Waiver of Jury Trial.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.10.                        Company Disclosure Schedule.  Disclosures included in the Company Disclosure Schedule shall be considered to be made for all purposes of the Section of this Agreement to which such disclosure corresponds and each other section of this Agreement for which such disclosure is reasonably ascertainable.  Inclusion of any matter or item in any Section of the Company Disclosure Schedule does not imply that such matter or item would, under the provisions of this Agreement, have to be included in any other Section of the Company Disclosure Schedule or that such matter or term is otherwise material.  The mere listing (or inclusion of a copy) of a document shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document itself).  The parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

9.11.                        No Recourse.  No recourse shall be available to the assets of any Person that is an Affiliate of a holder of Company Stock, or any officer, director, agent, employee thereof or of the Company for any obligations of the holders of Company Stock pursuant to this Agreement.

9.12.                        Governing Law.  This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York.

9.13.                        Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (A) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (B) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.14.                        Mutual Drafting.  The parties hereto have been represented by counsel who have carefully negotiated the provisions hereof.  As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

9.15.                        Certain Understandings. Each of the parties is a sophisticated legal entity or person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement.  Accordingly, each of the parties hereby acknowledges that (i) no party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its representatives, other than as set forth in this Agreement (including the Company Disclosure Schedule), (ii) there are no representations or warranties by or on behalf of any party hereto or any of its respective affiliates or representatives other than those expressly set forth in this Agreement, and (iii) the parties’ respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.

9.16.                        Definitions.  As used in this Agreement:

(a)                                  “Acquisition Proposal” shall mean any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of  20% or more of the total assets of the Company or any of its Subsidiaries, in a single transaction or series of transactions, (ii) any direct or indirect acquisition or purchase of 20% or more of any class of equity securities or rights to acquire any class of equity securities of the Company or any of its Subsidiaries, in a single transaction or series of transactions, (iii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, (iv) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Company or any of its Subsidiaries or (v) any public announcement of an agreement, proposal, plan or intention to do any of the foregoing, other than the transactions contemplated by this Agreement.

(b)                                 “Advisory Agreement” shall mean that certain Advisory Agreement, dated as of November 12, 2003, by and between the Company and 399 Venture Partners, Inc. in the form delivered by the Company to the Parent on or prior to November 12, 2003.

(c)                                  “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(d)                                 “Amboy Aggregates” means Amboy Aggregates, which was formed pursuant to the Joint Venture Agreement, dated January 24, 1989, between Great Lakes Dredge & Dock Company and Ralph Clayton & Sons Materials.

(e)                                  “Balance Sheet” shall mean the balance sheet of the Company and its Subsidiaries as of September 30, 2003 included in the Company Disclosure Schedule.

(f)                                    “Benefit Plans” means, with respect to the Company and its Subsidiaries, each employee benefit plan, program, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract), whether written or oral, whether or not subject to ERISA, in effect on November 12, 2003, to which the Company or any of its Subsidiaries is a party, which is maintained or contributed to by the Company or its Subsidiaries and as to which the Company or any of its Subsidiaries has any current or future obligation with respect to any current or former employee or director of the Company or any of its Subsidiaries (the “Company Employees”), or with respect to which the Company or its Subsidiaries could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

(g)                                 “Berardi Employment Agreement” shall mean that certain Employment Agreement, dated as of April 24, 2001, between North American Site Developers, Inc. and Joseph K. Berardi.

(h)                                 “Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

(i)                                     “Bonding Agreement” shall mean, collectively, (i) the Second Amended and Restated Underwriting and Continuing Indemnity Agreement dated as of August 19, 1998 by and among the Company, the other Subsidiaries of the Company party thereto as Indemnitors, Travelers Casualty and Surety Company (as assignee of Reliance Insurance Company, United Pacific Insurance Company, Reliance National Insurance Company and Reliance Surety Company) and Travelers Casualty and Surety Company of America, as amended on June 13, 2000, April 24, 2001 and May 1, 2001, and (ii) the other agreements, documents and instruments executed and delivered pursuant to the Second Amended and Restated Underwriting and Continuing Indemnity Agreement described in clause (i) above.

(j)                                     “Bonus Compensation Plan” means the bonus compensation plan for employees payable in connection with the transaction contemplated hereby disclosed on the Company Disclosure Schedule.

(k)                                  “Books and Records” shall mean the collective reference to all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium relating to the business of the Company.

(l)                                     “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banks are authorized to close in The City of New York.

(m)                               “Capital Expenditure Budget” means the Company’s current capital expenditure budget, as delivered by the Company to the Parent on November 12, 2003 and referred to as the “Capital Expenditure Budget”.

(n)                                 “Capitalization Side Letter” means that certain letter delivered by the Company to the Parent on November 12, 2003 and referred to as the “Capitalization Side Letter”.

(o)                                 “Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, as amended through the date hereof.

(p)                                 “Class A Closing Merger Consideration” means the amount equal to the product of (i) the sum of (x) the Closing Common Merger Consideration plus (y) $3,000,000 and (ii) a fraction, the numerator of which is the number of shares of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time and the denominator of which is the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

(q)                                 “Class A Holdback Consideration” means, with respect to any distribution of any portion of the Holdback Consideration, (i) the portion of the Holdback Consideration being distributed multiplied by (ii) a fraction, the numerator of which is the number of shares of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time and the denominator of which is the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

(r)                                    “Class A Non-Rolling Closing Merger Consideration” means the excess of (i) the Class A Closing Merger Consideration over (ii) the product of (x) the Class A Closing Merger Consideration and (y) a fraction, the numerator of which is the aggregate number of all Rollover Common Shares for all Rollover Participants and the denominator of which is the number of all shares of Class A Common Stock outstanding immediately prior to the Effective Time (which, for the avoidance of doubt, specifically includes Rollover Common Shares).

(s)                                  “Class A Non-Rolling Per Share Closing Merger Consideration” means the amount obtained by dividing (i) the Class A Non-Rolling Closing Merger Consideration by (ii) the number of shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than Rollover Common Shares).

(t)                                    “Class A Per Share Holdback Consideration” means the amount obtained by dividing (i) the Class A Holdback Consideration divided by (ii) the number of shares of

Company Class A Common Stock issued and outstanding immediately prior to the Effective Time of the Merger.

(u)                                 “Class B Holdback Consideration” means, with respect to any distribution of any portion of the Holdback Consideration, the excess of (i) the portion of the Holdback Consideration being distributed minus (ii) the Class A Holdback Consideration.

(v)                                 “Class B Per Share Closing Merger Consideration” means the amount obtained by dividing (i) the excess of (x) the Closing Common Merger Consideration over (y) the Class A Closing Merger Consideration by (ii) the number of shares of Class B Common Stock issued and outstanding immediately prior to the Effective Time.

(w)                               “Class B Per Share Holdback Consideration” means the amount obtained by dividing (i) the Class B Holdback Consideration by (ii) the number of shares of Class B Common Stock issued and outstanding immediately prior to the Effective Time.

(x)                                   “Closing Common Merger Consideration” means the Closing Merger Consideration minus the Preferred Stock Merger Consideration.

(y)                                 “Closing Merger Consideration” means the cash amount equal to (i) $340,000,000 minus (ii) Estimated Debt, plus (iii) the amount, if any, by which Estimated Working Capital exceeds the Reference Amount, minus (iv) the amount, if any, by which the Reference Amount exceeds Estimated Working Capital, minus (v) the amount of the Holdback Consideration.

(z)                                   “Common Stock Merger Consideration” means the sum of (i) the Class A Closing Merger Consideration, plus (ii) Class B Closing Merger Consideration, plus (iii) any portion of the Holdback Consideration distributed to holders of Company Common Stock in accordance with the terms of this Agreement.

(aa)                            “Company Disclosure Schedule” means the disclosure schedule being delivered by the Company to the Parent on the date hereof.

(bb)                          “Company Stockholders Agreement” means the Securities Purchase and Holders Agreement, dated as of August 19, 1998, by and among the Company and the parties listed on the signature pages thereto.

(cc)                            “Company Expenses” means Expenses (as defined in Section 5.5 hereof) of the Company and/or any of its Subsidiaries; provided that Company Expenses shall not, except to the extent the Estimated Merger Expenses are less than $9,750,000, include (i) any fees or expenses of the Company to Winston & Strawn LLP or Deloitte & Touche to the extent that such fees and expenses were incurred in connection with the senior debt or high-yield debt financing used to finance the transactions contemplated hereby (which financing, for the avoidance of doubt, shall not include fees and expenses of the Company to such service providers to the extent incurred in connection with the Equipment Facility, the Merger or the

Amendment) or (ii) any fees and expenses of the Company to Merrill Marine in connection with the transactions contemplated hereby (the items described in clauses (i) and (ii), the “Excluded Expenses”).

(dd)                          “Credit Agreement” means, collectively, (i) the Credit Agreement, dated as of August 19, 1998, among the Company, the other loan parties party thereto, the financial institutions party thereto as lenders and Bank of America, N.A., as Administrative Agent (as amended and restated by certain amendments dated as of October 8, 1999, October 23, 2000, April 24, 2001, July 22, 2002, October 1, 2002 and March 31, 2003), and (ii) the other Loan Documents (as such term is defined in the Credit Agreement described in clause (i) above).

(ee)                            “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(ff)                                “Debt” means (i) the sum of, without duplication, (a) all indebtedness of the Company and/or any of its Subsidiaries for borrowed money (including all indebtedness (x) under the Equipment Facility and (y) all indebtedness to Christopher Berardi and/or Joseph Berardi incurred in connection with or at the time of the Company’s acquisition of North American Site Developers, Inc.), (b) all obligations of the Company and/or any of its Subsidiaries evidenced by notes, bonds, debentures or other similar instruments, (c) all obligations of the Company and/or any of its Subsidiaries as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP, (d) all Debt of the type referred to in clauses (a) through (c) above guaranteed directly or indirectly in any manner by the Company and/or any of its Subsidiaries or in effect guaranteed directly or indirectly by the Company and/or any of its Subsidiaries; provided, that such Debt referred under this clause (d) is of the type that would be reflected as debt on a balance sheet prepared in accordance with GAAP, (e) all Debt of the type referred to in clauses (a) through (d) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and contract rights) owned by the Company and/or any of its Subsidiaries, if such Person has assumed or become liable for the payment of such Debt; (f) any obligation (whether contingent or otherwise) of the Company and/or any of its Subsidiaries for the deferred purchase price of any property or services (whether structured as bonus payment contingent on achievement of performance objectives, consulting payment or non-compete payment) (other than any bonus payments contemplated by the Berardi Employment Agreement), (g) Company Expenses to the extent unpaid immediately prior to the Closing (which for the avoidance of doubt, shall not include the advisory fee referenced in clause (j) of this definition), (h) any liabilities related to the Bonus Compensation Plan or any other agreement, contract or obligation to make payment to any other Person or increase in obligations to another Person arising in whole or in part from or triggered by the Merger and the transactions contemplated hereby to the extent unpaid immediately prior to the Closing, (i) 50% of any Transfer Tax Liabilities to the extent unpaid immediately prior to the Closing, (j) any liability or obligation of the Company and/or any of its Subsidiaries for advisory or similar fees to Vectura Holding Company LLC or 399 Venture Partners, Inc., including any liability or obligation of the Company and/or any of its Subsidiaries under the Advisory Agreement, (k) any liability of the

Company and/or any of its Subsidiaries in respect of any redemption premium, call premium, prepayment obligation, or other provision requiring payment in excess of 100% of principal and accrued interest outstanding related to any items of Debt of the type referred to in clauses (a) through (j) above, in each case determined as if repaid at the election of the Company and/or its Subsidiaries on the Closing Date (including, without limitation, as a result of an optional redemption by the Company and/or any of its Subsidiaries pursuant to Section 3.07(a) of the Indenture and/or Section 5(a) of any of the Company’s 11 1/4 % Senior Subordinated Notes due 2008 issued subject to the Indenture (the “Company Notes”)); provided, however, that if the Company Notes are repurchased by making a tender or other offer (as opposed to such an optional redemption), “Debt” shall only include the liabilities referenced in this clause (k) as they relate to the Company Notes, to the extent that such liabilities are equal to or less than the liabilities that the Company would have incurred if it had optionally redeemed the Company Notes pursuant to Section 3.07(a) of the Indenture, and (l) all accrued but unpaid interest (or interest equivalent) and/or dividends to the date of determination related to any of the items of Debt of the type referred to in clauses (a) through (j) above minus (ii) all cash and cash equivalents of the Company and its Subsidiaries generated in the ordinary course of business, but specifically not including cash or cash equivalents generated through sales of fixed assets or Owned Property by the Company or any of its Subsidiaries or from settlement or resolution of any claims or disputes to which the Company and/or any of its Subsidiaries is party (except for (x) cash generated from the asset sales and settlements for the matters set forth on Section 4.1(b) of the Company Disclosure Schedule and (y) in the event that, prior to the Effective Time, the Company has received the Tug Sale Proceeds, cash equal to the First Advance Amount; provided that, for the avoidance of doubt, “Debt” shall not include (i) the Preferred Stock Merger Consideration, (ii) any amount required to be paid by the Company to purchase Berardi Shares (as such term is defined in the NASDI Stockholders Agreement) pursuant to the NASDI Stockholders Agreement, and (iii) any interest accrued in respect of the Company Notes with respect to any period after the Closing Date.  Notwithstanding the foregoing, “Debt” shall be decreased by up to $840,000 related to the construction of two 5,000 cubic yard rock barges at Conrad Shipyard, in accordance with the terms of that certain letter agreement, dated as November 23, 2003 (the “Conrad Side Letter”).

(gg)                          “Direction Letter” means that certain letter, dated as of the date hereof, executed by the Stockholder Representative, in its capacity as a holder of Company Stock, to the Company, Parent and Merger Sub, as delivered to Parent and Merger Sub on the date hereof.

(hh)                          “dollars” or “$” shall mean United States dollars.

(ii)                                  “Environmental Laws” shall mean any and all applicable laws, statutes, codes, rules, regulations, ordinances, treaties, decrees or orders and all common law of the United States, or any foreign, state, local, or municipal or multinational authority, and all contractual obligations, regulating, relating to or imposing liability or standards of conduct concerning public safety and health, worker safety and health (to the extent relating to exposure to Materials of Environmental Concern), pollution or protection of surface water, groundwater, ocean waters, wetlands, reefs, coastal or aquatic resources, natural resources, ambient air, surface or subsurface soil, sediments, wildlife, wildlife habitat, terrestrial or aquatic vegetation, or related aspects of the environment.

(jj)                                  “Escrow Distribution Letter” means that certain letter, dated as of the date hereof, executed and delivered by the Stockholder Representative to the Escrow Agent and Parent.

(kk)                            “Final Closing Statement” shall mean (x) the Closing Statement if no Notice of Disagreement with respect thereto is duly and timely delivered pursuant to Section 2.10(a) or (y) if such a Notice of Disagreement is so delivered, the Closing Statement as agreed by Stockholder Representative and Parent pursuant to Section 2.10 or (z) if such Notice of Disagreement is so delivered and in the absence of such agreement, the Final Closing Statement as prepared by the Arbiter pursuant to Section 2.10.

(ll)                                  “Final Working Capital” and “Final Debt” shall mean the Closing Working Capital and Closing Date Debt as shown in the Final Closing Statement.

(mm)                      “First Advance Amount” means the excess of (i) amount that the Company has paid to Atlantic Marine, Inc. for the construction of the Hydro Dump Barge prior to the earlier of (a) the Effective Time and (b) the date on which the Company receives the Tug Sale Proceeds over (ii) the Tug Sale Proceeds Shortfall Amount.

(nn)                          “Funds Flow Memorandum” means that certain Funds Flow Memorandum, dated as of the date hereof, by and among the Company, Parent, Merger Sub and the Stockholder Representative.

(oo)                          “GAAP” means United States generally accepted accounting principles.

(pp)                          “GAAP Consistently Applied” means GAAP using the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used by the Company in preparing the Balance Sheet.

(qq)                          “Government Bid” means any bid, offer, proposal or response to solicitation which, if accepted or awarded, would result in the establishment of a Government Contract.

(rr)                                “Government Contract” means any contract, agreement, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, blanket purchase agreement, letter agreement, purchase order, delivery order, task order, grant, cooperative agreement, change order or other commitment or funding vehicle that exists between the Company and (i) any Governmental Authority, (ii) any prime contractor to any Governmental Authority or (iii) any subcontractor with respect to any of the foregoing.

(ss)                            “Holdback Adjustment Amount” means the excess of (x) the result equal to (A) the Parent’s determination of the Estimated Debt plus (B) the amount (if any) by which the

Reference Amount exceeds Parent’s determination of Estimated Working Capital minus (C) the amount (if any) by which Parent’s determination of Estimated Working Capital exceeds the Reference Amount, over (y) the result equal to (A) the average of the determinations of Estimated Debt by Parent, on the one hand, and by the Company, on the other hand, plus (B) the amount (if any) by which the Reference Amount exceeds the average of the determinations of Estimated Working Capital by Parent, on the one hand, and by the Company, on the other hand minus (C) the amount (if any) by which the average of the determinations of Estimated Working Capital by the Parent, on the one hand, and the Company, on the other hand, exceeds the Reference Amount.

(tt)                                “Holdback Consideration” means the cash amount equal to the sum of (i) $20,000,000 plus (ii) in the case of any discrepancies between Parent’s and the Company’s determinations of Estimated Working Capital or Estimated Debt, the Holdback Adjustment Amount.

(uu)                          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(vv)                          “Hydro Dump Barge” has the meaning given to such term on Section 4.1(a) of the Company Disclosure Schedule.

(ww)                      “Indenture” means the Indenture for the Company’s Series A and B 11-1/4% Senior Subordinated Notes due 2008, dated as of August 19, 1998, with The Bank of New York, as Trustee, as supplemented as of June 15, 2000, April 24, 2001 and December 12, 2003.

(xx)                              “Intellectual Property” shall mean any and all intellectual property rights, including (i) patents, inventions, discoveries, processes, technology and know-how; (ii) copyrights and copyrightable works (including software, databases and related items); (iii) trade secrets, specifications, designs, plans, manuals and drawings, research and all other confidential or proprietary information; (iv) trademarks, service marks, trade names, domain names, logos and other source indicators; (v) rights in databases, whether registered or not; and (vi) all rights of enforcement thereto.

(yy)                          “Knowledge of the Company” shall mean, with respect to any matter in question, the actual knowledge of those individuals listed in the Company Disclosure Schedule.

(zz)                              “Knowledge of Parent” shall mean, with respect to any matter in question, the actual knowledge of those individuals listed in the Company Disclosure Schedule.

(aaa)                      “Licenses and Permits” shall mean all licenses, permits, exemptions, orders, consents, franchises, certificates, approvals and other authorizations that are required by Governmental Authorities to conduct the business of the Company as it is presently conducted.

(bbb)                   “Material Adverse Effect” means, when used in connection with the Company or any of its Subsidiaries, any event, change, circumstance or effect that is or could reasonably be expected to be materially adverse to the business, financial condition, prospects or results of operations of the Company and its Subsidiaries taken as a whole, excluding any effects related to or resulting from (i) seasonal fluctuations in the business of the Company and its Subsidiaries, and (ii) changes in GAAP, or in the authoritative interpretations thereof or in regulatory or interpretive guidance related thereto.

(ccc)                      “Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, hazardous wastes, toxic substances, asbestos, pollutants, contaminants or other substances which are regulated by or for which standards of conduct are imposed under any Environmental Law.

(ddd)                   “McAllister Purchase Agreement” has the meaning given to such term on Section 4.1(a) of the Company Disclosure Schedule.

(eee)                      “Merger Consideration” means the Closing Merger Consideration and the Holdback Consideration, subject to adjustment as contemplated hereby.

(fff)                            “NASDI Stockholders Agreement” means that certain Stockholders Agreement, dated as April 24, 2001, by and among the Company, Christopher Berardi and Joseph Berardi.

(ggg)                   “Per Share Merger Consideration” means (i) with respect to the Company Class A Common Stock, the Class A Per Share Merger Consideration, (ii) with respect to the Company Class B Common Stock, the Class B Per Share Merger Consideration, and (iii) with respect to the Company Preferred Stock, the Preferred Per Share Merger Consideration.

(hhh)                   “Permitted Liens” shall mean, collectively, (i) Liens for Taxes not yet payable, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, processor’s, landlord’s, carrier’s, maritime, materialmen’s or other like Liens, including all statutory Liens arising or incurred in the ordinary course of business, (iii) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings and for which provision for the payment of such Liens has been reflected on the Closing Balance Sheet to the extent required by GAAP, (iv) Liens (A) incurred or deposits made in the ordinary course of business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and (B) securing surety, indemnity, performance, appeal and release bonds delivered by the Company or any of its Subsidiaries in the ordinary course of its business, (v) any minor imperfection of title, easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title or similar Lien which does not and would not reasonably be expected to impair in any material respect the operations of the business of the Company, (vi) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder, (vii) Liens to secure capital lease obligations to the extent the incurrence of such obligations does not violate this Agreement, (viii) any Liens incurred pursuant to equipment leases in the ordinary course of business, and (ix) Liens incurred exclusively pursuant to actions of Parent or its pre-Closing Affiliates.

(iii)                               “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group.

(jjj)                               “Preferred Per Share Merger Consideration” means, with respect to each share of Company Preferred Stock outstanding as of immediately prior to the Effective Time, the portion of the Preferred Stock Merger Consideration to which each such share is entitled, as set forth in the Preferred Allocation Certificate (which, for the avoidance of doubt, shall be an amount equal to $1,000 per share plus the aggregate accrued but unpaid dividends on such share).

(kkk)                      “Preferred Stock Merger Consideration” means for all shares of Company Preferred Stock outstanding as of immediately prior to the Effective Time, an aggregate amount equal to the sum of (i) $1,000 multiplied by the number of shares of Company Preferred Stock then outstanding, plus (ii) the aggregate accrued but unpaid dividends on all shares of Company Preferred Stock then outstanding as determined in accordance with the Company’s Certificate of Incorporation.

(lll)                               “Pro Rata Share” means for each holder of Company Common Stock, the percentage determined by dividing the number of shares of Company Common Stock held by such holder immediately prior to the Effective Time and prior to giving effect to the Management Rollover Transaction by the number of shares of Company Common Stock issued and outstanding immediately prior to the Management Rollover Transaction (or, in the case of the Stockholder Representative, the percentage set forth opposite such designee’s name on the Escrow Distribution Letter, which in the aggregate shall not exceed the Stockholder Representative’s Pro Rata Share), as set forth opposite such holder’s or such designee’s name in the Escrow Distribution Letter.

(mmm)             “Proceeding” shall mean any action, suit, dispute, litigation, proceeding, hearing or claim before any Governmental Authority, arbitration or mediation panel, at law or in equity.

(nnn)                   “Reference Amount” shall mean $38,600,000.

(ooo)                   “Release” shall have the same meaning as in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601.

(ppp)                   “Second Advance Amount” means the excess of (i) the amount that the Company has paid to Atlantic Marine, Inc. for the construction of the Hydro Dump Barge prior to the earlier of (a) January 30, 2004 and (b) the date on which the Company receives the Tug Sale Proceeds over (ii) Tug Sale Proceeds Shortfall Amount.

(qqq)                   “Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture, trust, association, organization or other entity in which a Person directly or indirectly owns 50% or more of the aggregate voting stock.  For purposes of this definition, “voting stock” means stock or other interests that ordinarily has voting power for the election of directors or managers; provided that a Person or Persons shall be deemed to own 50% more in a limited liability company, partnership, joint venture, trust, association, organization or other entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, joint venture, trust, association, organization or other entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, joint venture, trust, association, organization or other entity.

(rrr)                            “the other party” means, (i) with respect to the Company, the Parent and (ii) with respect to Parent, the Company.

(sss)                      “Transaction Tax Benefits” means any tax deductions and/or other tax benefits resulting from the transactions contemplated hereby (including, without limitation, tax deductions and other tax benefits arising in connection with or as a result of (i) the Bonus Compensation Plan, (ii) any Company Expenses, (iii) repayment of Debt (including, without limitation, repayment of amounts payable pursuant to clause (k) of the definition of “Debt”) in connection with the transactions contemplated hereby, (iv) any transaction fees related to the recapitalization of the Company and/or its Subsidiaries by the Stockholder Representative and its Affiliates in 1998, and (v) any write-off of any land use rights of the Company or any of its Subsidiaries).

(ttt)                            “Tug Sale Proceeds” means the proceeds from the sale of the William L. Colnon and Arthur F. Zeman tugs (including, any proceeds from the McAllister Purchase Agreement).

(uuu) “Tug Sale Proceeds Shortfall Amount” means the excess of $5,200,000 over the Tug Sale Proceeds.

(vvv)                   “Working Capital” shall mean an amount equal to the excess of (i) consolidated current assets of the Company and its Subsidiaries minus (ii) consolidated current liabilities of the Company and its Subsidiaries, in each case as determined in accordance with GAAP Consistently Applied; provided, that (x) “consolidated current assets” shall not include (A) cash and cash equivalents of the Company and its Subsidiaries, (B) any current assets related to the sale of any fixed asset or Owned Property of the Company or any of its Subsidiaries, any current assets generated outside the ordinary course of business or any current assets generated from settlement or resolution of any claim or dispute to which the Company or any of its Subsidiaries is party, (C) assets held for sale (including the net book value of (i) the William L. Colnon and Arthur F. Zeman tugs and (ii) the real property located at Section 5/6, Township 37, Range 15, South Chicago, Illinois), or (D) deferred financing fees, and (y) “consolidated current liabilities” shall not include (A) current maturities of Debt or interest accrued in respect of Debt, (B) any liabilities relating to the Bonus Compensation Plan, (C) Company Expenses or (D) the Excluded Expenses; provided that, for purpose of the definition of “Working Capital”,

“Subsidiaries” shall not include Amboy Aggregates.  Notwithstanding anything in this Agreement to the contrary (including that Working Capital be prepared in accordance with GAAP or GAAP Consistently Applied), for purposes of calculating Working Capital, Tax assets and Tax liabilities shall be determined by excluding any Transaction Tax Benefits.

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first above written.

GLDD Acquisitions Corp.

By:		/s/ Thomas S. Souleles
	Name:	Thomas S. Souleles
	Title:	Vice President, Treasurer and Assistant Secretary

GLDD Merger Sub, Inc.

By:	/s/ Thomas S. Souleles
Name: Thomas S. Souleles
Title: Chief Executive Officer, Vice President, Treasurer and Assistant Secretary

Great Lakes Dredge & Dock Corporation

By:		/s/ Douglas B. Mackie
	Name:	Douglas B. Mackie
	Title:	President and Chief Executive Officer

Vectura Holding Company LLC

By:		/s/ Michael A. Delaney
Name: Michael A. Delaney
Title: Vice President

COUNTERPART SIGNATURE PAGE TO
AMENDED AND RESTATED MERGER AGREEMENT

IN WITNESS WHEREOF, the undersigned, solely in its capacity as the Escrow Agent and the Exchange Agent, has duly executed this Agreement as of the day and year first written above.

J.P. Morgan Trust Company, National Association

By:	/s/ Timothy P. Martin
Name:	Timothy P. Martin
Title:	Vice President